UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

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ALLETE, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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NOTICE OF ANNUAL MEETING OF SHAREHOLDERS—MAY 10, 2011

ALLETE, Inc.

30 West Superior Street

Duluth, Minnesota 55802

The Annual Meeting of Shareholders of ALLETE, Inc. will be held in the Lake Superior Ballroom of the Duluth Entertainment Convention Center, 350 Harbor Drive, Duluth, Minnesota, on Tuesday, May 10, 2011, at 10:30 a.m. CDT (doors will open at 9:30 a.m. CDT) for the following purposes:

1.     To elect a Board of twelve directors to serve for the ensuing year;

2.     To hold an advisory vote on executive compensation;

3.     To hold an advisory vote on the frequency of holding an advisory vote on executive compensation;

4.     To ratify the appointment of PricewaterhouseCoopers LLP as ALLETE’s independent registered public accounting firm for 2011; and

5.     To transact such other business as may properly come before the meeting or any adjournments or postponements thereof.

Shareholders of record on the books of ALLETE at the close of business on March 11, 2011, are entitled to notice of and to vote at the Annual Meeting.

All shareholders are invited and encouraged to attend the Annual Meeting in person. The holders of a majority of the shares entitled to vote at the meeting must be present in person or by proxy to constitute a quorum.

Your early response will facilitate an efficient tally of your votes. To vote your shares online or by a toll-free telephone call, please follow the instructions on your Proxy Card or, if you received these materials electronically, follow the instructions in the e-mail message notifying you of the availability of these materials. To vote by mail, please sign, date, and return your Proxy Card in the envelope provided.

At the direction of the Board of Directors,

Deborah A. Amberg

Senior Vice President, General Counsel, and Secretary

March 22, 2011

Duluth, Minnesota

Important Notice Regarding the Availability of Proxy Materials for the

Shareholder Meeting to be held on May 10, 2011:

The Proxy Statement and 2010 Annual Report on Form 10-K are available at

www.ematerials.com/ale

PROXY STATEMENT

ALLETE Proxy Statement

PROXY STATEMENT

ALLETE, Inc.

30 West Superior Street

Duluth, Minnesota 55802

PROXY SOLICITATION AND COSTS

These proxy materials are being delivered to shareholders of ALLETE, Inc. (ALLETE or Company) in connection with the solicitation of proxies by the Company to be voted at the Company’s 2011 Annual Meeting of Shareholders. The Annual Meeting will be held at 10:30 a.m. CDT on Tuesday, May 10, 2011, in the Lake Superior Ballroom at the Duluth Entertainment Convention Center, Duluth, Minnesota.

We expect to solicit proxies primarily by mail. We will also solicit proxies by e-mail from the majority of our employee shareholders as well as from shareholders who previously requested to receive proxy materials electronically. We have retained Eagle Rock Proxy Advisors, LLC to assist in the solicitation of proxies. Directors or Company officers, other employees, or retirees also may solicit proxies in person or by telephone at a nominal cost. Brokers, and other custodians, nominees, and fiduciaries will be asked to solicit proxies or authorizations from beneficial owners and will be reimbursed for their reasonable expenses. The total fees we expect to pay in connection with the solicitation of proxies are approximately $10,000 plus expenses. The cost of soliciting proxies will be paid by the Company.

This Notice of Annual Meeting, Proxy Statement, form of proxy, and voting instructions were first sent to shareholders on or about March 24, 2011.

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND VOTING

Why am I receiving these proxy materials?

You received these materials because you were a shareholder of the Company at the close of business on March 11, 2011 (the Record Date) and are entitled to vote at the Annual Meeting.

Who is entitled to vote at the Annual Meeting?

Holders of the Company’s Common Stock at the close of business on the Record Date are entitled to vote at the Annual Meeting. As of the close of business on March 11, 2011, there were 35,901,396 outstanding shares of Common Stock, each entitled to one vote.

What is the purpose of the Annual Meeting?

At the meeting, our shareholders will be asked to:

1.               Elect a Board of twelve directors to serve for the ensuing year. The nominees for director are: Kathleen A. Brekken, Kathryn W. Dindo, Heidi J. Eddins, Sidney W. Emery, Jr., James S. Haines, Jr., Alan R. Hodnik, James J. Hoolihan, Madeleine W. Ludlow, Douglas C. Neve, Leonard C. Rodman, Donald J. Shippar, and Bruce W. Stender;

2.               Hold an advisory vote on executive compensation;

3.               Hold an advisory vote on the frequency of holding an advisory vote on executive compensation;

4.               Ratify the appointment of PricewaterhouseCoopers LLP (PricewaterhouseCoopers) as the Company’s independent registered accounting firm for 2011; and

5.               Transact such other business as may properly come before the meeting or any adjournments or postponements thereof.

The Board is not aware of any other matter to be presented at the Annual Meeting of Shareholders. If any other matters properly come before the meeting, all shares represented by valid proxies will be voted in accordance with the judgment of the appointed proxies.

How does the Board recommend that I vote?

The Board recommends that you vote FOR the election of all director nominees, FOR approval of the compensation of the Company’s Named Executive Officers, for a ONE YEAR frequency of future advisory votes on executive compensation, FOR ratification of PricewaterhouseCoopers as our independent registered public accounting firm for 2011, and in accordance with the discretion of the persons acting under the proxy concerning such other business as may properly be brought before the meeting or any adjournments or postponements thereof.

Unless contrary instructions are provided, all shares of Common Stock represented by valid proxies will be voted in accordance with the Board’s recommendations.

How many votes must be present to hold the Annual Meeting?

The holders of a majority of the shares of Common Stock entitled to vote at the meeting must be present in person or represented by proxy to constitute a quorum, which is required to transact business at the Annual Meeting.

A “broker non-vote” occurs when a broker submits a proxy card for shares to the Company but does not indicate a vote on a particular matter because the broker has not received timely voting instructions from the beneficial owner with respect to that particular matter. Broker non-votes are not counted for or against any proposal, and are treated as shares not present and not entitled to vote on a particular proposal.

What vote is required to approve each proposal?

Proposal 1:  Each director will be elected by a vote of a majority of the votes cast with respect to that director nominee. A majority of the votes cast means that the number of votes cast “for” the election of a nominee must exceed the number of votes cast “against” the election of that nominee. Each nominee receiving more votes for his or her election than votes against his or her election will be elected. If you abstain from voting for one or more of the nominees for director, this will have no effect on the election of such director.

Proposal 2:  The advisory vote on executive compensation will be decided by an affirmative vote of a majority of the shares present in person or represented by proxy and entitled to vote, provided that the total number of shares that affirmatively vote for this proposal represents more than 25 percent of the shares outstanding on the Record Date. An abstention will have the same effect as a vote against this proposal. This is a non-binding, advisory vote; however our Executive Compensation Committee and Board expect to take into account the outcome of the vote when considering future executive compensation decisions.

Proposal 3:  The advisory vote on the frequency of executive compensation advisory vote will be decided by the vote of a majority of the shares present in person or represented by proxy and entitled to vote, provided that such majority represents at least 25 percent of the shares outstanding on the Record Date. A vote in favor of one of the choices of frequency, or an abstention, will have the same effect as a vote against the other choices of frequency (or all of the choices of frequency in the event of an abstention). This is a non-binding advisory vote; however, our Executive Compensation Committee and Board expect to take into account the outcome of the vote when considering the frequency of future executive compensation advisory votes.

Proposal 4:  The affirmative vote of a majority of the shares present in person or represented by proxy and entitled to vote will be required to ratify the appointment of PricewaterhouseCoopers as our independent registered public accounting firm for 2011, provided that the total number of shares that affirmatively vote for the proposal represents more than 25 percent of the shares outstanding on the Record Date. An abstention will have the same effect as a vote against this proposal.

An automated system administered by Wells Fargo Shareowner Services will tabulate the proxy votes.

How do I vote my shares?

Shareholders of record may vote their shares by proxy using any of the following methods:

•                  By Telephone: Vote using a touch-tone telephone by calling 800-560-1965 and following the instructions on your proxy card or, if you received these materials electronically, the instructions in the e-mail message that you received notifying you of the availability of these materials. If you vote by phone, do not return your proxy card.

•                  Online: You may vote online at www.ematerials.com/ale. Follow the instructions on your proxy card or, if you received these materials electronically, the instructions in the e-mail message notifying you of the availability of these materials. If you vote online, do not return your proxy card.

•                  By Mail: Complete, sign, and date each proxy card that you received and return it in the prepaid envelope provided to ALLETE, Inc., c/o Shareowner Services, P.O. Box 64873, St. Paul, MN 55164-0945.

Telephone and Internet voting will be available until 12:00 p.m. CDT on May 9, 2011.

If your shares are held in street name, you must vote your shares in the manner prescribed by your brokerage firm, bank or other nominee. Your brokerage firm, bank or other nominee should provide a voting instruction form for you to use in directing it how to vote your shares.

What is the difference between a shareholder of record and a “street name” holder?

If your shares are registered directly in your name with our transfer agent, Wells Fargo Bank, N.A., you are considered the shareholder of record for those shares. As the shareholder of record, you have the right to vote your shares by proxy directly with the Company (by telephone, online, or by mail) or to vote in person at the Annual Meeting.

If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of the shares and your shares are said to be held in “street name.” As the beneficial owner, you have the right to direct your broker, bank or other nominee on how to vote and are also invited to attend the Annual Meeting. If you wish to vote your shares in person at the Annual Meeting, you must bring a legal proxy from your broker, bank or other nominee.

Can my broker vote my shares for me?

Your broker may vote your shares without instruction from you only as to the ratification of our independent registered public accounting firm for 2011 (Proposal 4). As to all other proposals in this Proxy Statement, your broker cannot vote your shares without instructions from you. If you do not instruct your broker to vote your shares as to these proposals, your vote will not be considered in determining the number of votes necessary for approval and will have no effect on the outcome of these proposals.

Can I change my vote after I have voted or can I revoke my proxy?

Yes, if you are a registered shareholder, you can change your vote or revoke your proxy at any time before it is voted at the Annual Meeting, either by signing and returning a proxy card with a later date or by attending the Annual Meeting in person and changing your vote prior to the start of the meeting. If you have voted your shares by telephone or online, you can revoke your prior telephone or online vote by recording a different vote, or by signing and returning a proxy card dated as of a date later than your last telephone or online vote.

If your shares are held in street name, you must contact your broker, bank or other nominee in order to revoke your proxy.

What if I receive more than one proxy card?

You will receive multiple proxy cards if you hold your shares in more than one account. Please vote all the shares that you own. We encourage you to have all accounts registered in the same name and address (whenever possible). You can accomplish this by contacting ALLETE Shareholder Services at 800-535-3056 or 218-355-3974, or by writing to us at ALLETE, Inc., Attn: Shareholder Services, 30 West Superior Street, Duluth, MN 55802.

I received more than one complete set of proxy materials. Is it possible to eliminate duplicates?

If you hold stock in more than one account or if you are a registered shareholder and you share the same address with another of our registered shareholders, you may request delivery of a single copy of future annual reports and proxy statements at any time by calling ALLETE Shareholder Services at 800-535-3056 or 218-355-3974, or by writing to our transfer agent, Wells Fargo Bank, N.A., Shareowner Services, Attn: Householding, P.O. Box 64854, St. Paul, MN 55164-0854.

Many brokerage firms and financial institutions have procedures for the delivery of single copies of Company documents to households with multiple beneficial shareholders. If your family has one or more “street name” accounts under which you beneficially own shares of Common Stock, please contact your broker or financial institution directly if you require additional copies of this Proxy Statement or the Annual Report, or if you have other questions or directions concerning your “street name” account.

How can I get paper copies of the proxy materials if I received these materials electronically?

If you wish to request paper copies of proxy materials, including a proxy card, you may do so by calling ALLETE Shareholder Services at 800-535-3056 or 218-355-3974.

How can I subscribe to electronic delivery of annual reports and proxy statements?

We are pleased to offer our shareholders the convenience and benefits of receiving proxy statements, annual reports, and other shareholder materials electronically. With your consent, we will no longer send you paper copies of these documents beginning next year. Instead, we would send you an e-mail notification that the shareholder materials have been filed with the Securities and Exchange Commission (SEC) and are available for you to view. The notification would include a link to the Web site on which you could view the materials. We would also provide you with a link to allow you to vote your shares of Common Stock online.

To enroll for electronic receipt of shareholder materials, follow these easy directions:

1.               Log onto the Internet at www.allete.com.

2.               Click on “Investors.”

3.               Click on “Shareholder Services.”

4.               Click on “Proxy Electronic Delivery.”

5.               Follow the prompts to submit your electronic consent.

You will receive an e-mail confirmation of your enrollment. Your enrollment will remain in effect for as long as you remain a shareholder and the e-mail account that you provide the Company remains active, unless you choose to cancel your enrollment, which may be done at any time.

Who can answer my questions?

You are welcome to contact our Shareholder Services department with any questions you may have regarding this Proxy Statement:

ALLETE, Inc.

30 West Superior Street

Duluth, Minnesota 55802

Attention:  Shareholder Services

Telephone:  800-535-3056 or 218-355-3974

OWNERSHIP OF ALLETE COMMON STOCK

Securities Owned by Certain Beneficial Owners

Company records and other information available from outside sources, including information filed with the SEC, indicate that, as of March 11, 2011, the following shareholders were beneficial owners of more than 5 percent of any class of the Company’s voting securities.

Title of Class	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class(1)
Common Stock	BlackRock, Inc.(2) 40 East 52nd Street New York, NY 10022	2,566,241	7.1%
Common Stock	Artisan Partners Holdings LP(3) 875 East Wisconsin Avenue, Suite 800 Milwaukee, WI 53202	1,813,739	5.1%
Common Stock	Wells Fargo Bank, N.A. (Wells Fargo)(4) 401 South Tryon Street NC 1156 Wachovia Center Charlotte, NC 28288	4,020,139	11.2%

(1)	As of March 11, 2011.

(2)

The information shown in this table for BlackRock, Inc. (i) is derived from information filed with the SEC on February 2, 2011, on Schedule 13G/A; (ii) reflects beneficial ownership as of December 31, 2010; and (iii) includes BlackRock, Inc. and certain of its affiliates.

(3)

The information shown in this table for Artisan Partners Holdings LP (i) is derived from information filed with the SEC on February 10, 2011, on Schedule 13G; (ii) reflects beneficial ownership as of December 31, 2010; and (iii) includes Artisan Partners Holdings LP and certain of its affiliates.

(4)	Wells Fargo is the beneficial owner in its capacity as Trustee of the ALLETE and Affiliated Companies Retirement Savings and Stock Ownership Plan (RSOP). This information is as of March 11, 2011.

Generally, the shares owned by the RSOP will be voted in accordance with instructions received by Wells Fargo from participants in the RSOP, and shares for which Wells Fargo does not receive instructions from RSOP participants will be voted proportionately with the instructions it does receive.

Securities Owned by Directors and Management

The following table presents the shares of Common Stock beneficially owned as of March 11, 2011, by directors, nominees for director, executive officers named in the Summary Compensation Table that appears subsequently in this Proxy Statement, and all directors, nominees for director, and executive officers of the Company as a group. Unless otherwise indicated, the persons shown have sole voting and investment power over the shares listed. Common Stock ownership guidelines applicable to directors are discussed on page 14. Directors are expected to own 3,000 shares within three years of election. As shown in the table on the next page, all directors have met the share ownership guidelines. Common Stock ownership guidelines applicable to the Named Executive Officers are discussed on page 17. Deferred shares and restricted stock units are included for purposes of determining whether directors and Named Executive Officers are meeting the share ownership guidelines because we believe they accomplish similar objectives as stock ownership, which are (1) encouraging directors and officers to have a stake in the Company, and (2) aligning interests of directors and officers with those of shareholders. The Board reviewed the Named Executive Officers’ share ownership in July and October 2010, and again in January 2011. As shown in the table on the next page, as of the record date, Mr. Hodnik had increased the number of shares owned and progress was made toward meeting the ownership guideline and the remaining Named Executive Officers have met the share ownership guidelines.

SECURITIES OWNED BY DIRECTORS AND MANAGEMENT

					Other(4)
						Deferred
						Shares
		Company	Number of	Options		Under the
		Share	Shares	Exercisable		Director
	Name of	Ownership	Beneficially	within 60 days	Restricted	Deferred
	Beneficial Owner	Guidelines(1)	Owned(2)	after March 11, 2011(3)	Stock Units	Stock Plan
Directors	Kathleen A. Brekken	3,000	9,080	0	—	0
and	Kathryn W. Dindo	3,000	4,233	0	—	0
Nominees	Heidi J. Eddins	3,000	10,523	0	—	1,741
For	Sidney W. Emery, Jr.	3,000	9,669	0	—	0
Director	James S. Haines, Jr.	3,000	1,500	0	—	3,697
	James J. Hoolihan	3,000	7,529	0	—	1,741
	Madeleine W. Ludlow	3,000	14,814	0	—	0
	Douglas C. Neve	3,000	7,985	0	—	0
	Leonard C. Rodman	3,000	500	0	—	4,210
	Donald J. Shippar	3,000	40,344	105,992	—	0
	Bruce W. Stender	3,000	18,993	0	—	0

Named	Alan R. Hodnik	38,279	7,248	14,641	9,787	—
Executive	Mark A. Schober	14,643	23,261	39,897	5,317	—
Officers	Deborah A. Amberg	13,695	12,228	27,763	3,844	—
	David J. McMillan	12,750	11,136	29,077	3,396	—
	Robert J. Adams	5,837	10,152	18,782	2,546	—

All directors, nominees for director, and executive officers as a group (18):		—	162,409	258,449	29,995	11,389

(1)

The share amounts in this column for the Named Executive Officers were determined based on 2010 base salaries and the closing share price of $37.98 on March 11, 2011. Mr. Shippar is no longer subject to the Named Executive Officer share ownership guidelines due to his retirement as an officer on April 30, 2010.

(2)

The share amounts in this column include: (i) shares as to which voting and investment power is shared with the person’s spouse: Mr. Hoolihan—6,929, Mr. Neve—7,485, and Mr. Schober—4,745; (ii) shares held in trust and as to which voting and investment power is shared with the person’s spouse as co-trustees: Mr. Shippar—23,544; (iii) shares owned by the person’s spouse: Mr. Rodman—500; and (iv) shares held by the person’s children: Mr. Hodnik—133 and Mr. Schober—118. The amounts shown in this column exclude amounts shown in the column titled “Options Exercisable within 60 days after March 11, 2011.” Each director and executive officer owns only a fraction of 1 percent of the Common Stock. All directors and executive officers as a group beneficially own 1.2 percent of the Common Stock.

(3)

For purposes of determining total beneficial ownership under SEC regulations, the option amounts in this column should be added to the share amounts shown in the “Number of Shares Beneficially Owned” column. We segregate these amounts because the Board does not consider options when determining whether an executive officer is meeting the Company share ownership guidelines.

(4)

While amounts in the “Other” column do not represent a right of the holder to receive stock within 60 days, the share amounts are included here because they are included when considering whether a director or executive office is meeting the share ownership guidelines. Under the ALLETE Non-Employee Director Compensation Deferral Plan II (Deferral Plan II), directors are able to defer their stock retainer. Under the terms of the Deferral Plan II, distributions of deferred shares will be made in Common Stock.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended (Exchange Act), requires directors, executive officers, and persons who beneficially own more than 10 percent of a registered class of the Company’s equity securities, to file reports of initial ownership of Common Stock and other equity securities and subsequent changes in that ownership with the SEC and the New York Stock Exchange (NYSE). Based on a review of such reports and the written representations of our directors and executive officers, the Company believes that all such filing requirements were met during 2010.

ITEM NO. 1—ELECTION OF DIRECTORS

All shares represented by proxy will be voted, unless authority is withheld, “FOR” the election of the twelve nominees for director named below and on the following pages. Directors are elected to serve until the next annual election of directors and until a successor is elected and qualified, or until a director’s earlier resignation or removal. If any nominee should become unavailable, which is not anticipated, the Board may provide by resolution for a lesser number of directors, or designate substitute nominees, who would receive the votes represented by proxies.

Nominees for Director

KATHLEEN A. BREKKEN, 61, of Cannon Falls, Minnesota, has been a Director since 2006. She is a member of the Executive Compensation Committee and the Corporate Governance and Nominating Committee. In 2003, Ms. Brekken retired as the President and Chief Executive Officer of Midwest of Cannon Falls, Inc., a company that designs, wholesales, and distributes home accessories and giftware, a position that she held for nearly 20 years. She previously served on the ALLETE Board of Directors from 1997 to 2003. Ms. Brekken is a board member of the Cannon Falls Medical Center—Mayo Health System.

Ms. Brekken brings experience as the CEO of a Minnesota-based company and in strategic planning, leadership development, and diversified business.

KATHRYN W. DINDO, 61, of Akron, Ohio, has been a Director since 2009 and is a member of the Audit Committee. From 2001 to 2007, Ms. Dindo was the Vice President and Chief Risk Officer of FirstEnergy Corporation (NYSE: FE), a diversified electric company. She is a certified public accountant who was a partner at Ernst & Young and later served as a senior financial executive at Caliber Systems, Inc. (formerly Roadway Services, Inc.) before joining FirstEnergy in 1998. Ms. Dindo is also a director and chair of the audit committee of Bush Brothers & Company and The J.M. Smucker Company (NYSE:SJM). She is also on the Board of Trustees of the University of Akron Foundation.

Ms. Dindo is a financial expert within the meaning of the rules of the SEC and brings experience in electric utility risk management. She has broad public company financial reporting and oversight experience, and a broad business perspective.

HEIDI J. EDDINS, 54, of St. Augustine, Florida, has been a Director since 2004. She is Chair of the Corporate Governance and Nominating Committee. Ms. Eddins is the former Executive Vice President, Secretary and General Counsel of Florida East Coast Railway, LLC, a railway company that is a successor to Florida East Coast Industries, Inc.’s transportation business. Ms. Eddins joined Florida East Coast Industries, Inc. in 1999 and was responsible for all legal and governmental affairs of the corporation in addition to managing a variety of real estate transactions until her retirement in 2008. She now provides transportation-related consulting services.

Ms. Eddins contributes her expertise in corporate governance matters for public companies, her experience in Florida real estate, and strategic planning and diversified business knowledge.

SIDNEY W. EMERY, JR., 64, of Minneapolis, Minnesota, has been a Director since 2007. He is a member of the Executive Compensation Committee. In February 2010, Mr. Emery became the Chief Executive Officer and owner of Supply Chain Services, LLC, a provider of barcode scanning solutions. Mr. Emery also served as the Chairman and Chief Executive Officer of MTS Systems Corporation (NASDAQ: MTSC), a global supplier of mechanical testing systems and industrial position sensors, from 1998 to 2008. He also serves as a director and on the audit committee of Urologix, Inc. (NASDAQ: ULGX), a Minneapolis-based manufacturer of minimally invasive medical products.

Mr. Emery contributes his experience as a public company CEO, knowledge of executive compensation matters, and strategic planning and diversified business experience.

JAMES S. HAINES, JR., 64, of Lawrence, Kansas, joined the Board in 2009 and is on the Executive Compensation Committee. From 2002 to 2007, he was the Chief Executive Officer and a director of Westar Energy, Inc. (NYSE: WR), the largest electric energy provider in Kansas. He has also served as Chief Executive Officer of El Paso Electric Company. He is a member of the board of Stormont-Vail HealthCare and of the Topeka Community Foundation.

Mr. Haines brings a long career of public utility experience, having served as CEO at two public utilities. He brings expertise in legal and regulatory matters, strategic planning, and executive compensation.

ALAN R. HODNIK, 51, of Hermantown, Minnesota, was named President of the Company in May 2009 and CEO in May 2010. Since joining the Company in 1982, Mr. Hodnik has served as Vice President — Generation Operations, Senior Vice President of Minnesota Power Operations, and Chief Operating Officer. As Chief Operating Officer, Mr. Hodnik led transmission, distribution, generation, and engineering for all aspects of the Company. Mr. Hodnik was the elected mayor of the City of Aurora, Minnesota from 1988 to 1997. He is a member of the board of directors for Essentia Health—East Region, the Area Partnership for Economic Expansion (APEX), and Polymet Mining Corporation (NYSE-A: PLM; TSX: POM).

Mr. Hodnik has served the Company for 29 years, working in a wide variety of positions of increasing responsibility. He brings utility operations, strategic planning, leadership, and broader organizational development experience, as well as a deep understanding of the region served by the Company.

JAMES J. HOOLIHAN, 58, of Grand Rapids, Minnesota, has been a Director since 2006. He is a member of the Audit Committee and the Corporate Governance and Nominating Committee. Mr. Hoolihan is the President and Chief Executive Officer of the Blandin Foundation, a private, philanthropic foundation whose mission is to strengthen communities in rural Minnesota, especially the Grand Rapids area, a position he has held since 2004. From 1981 to 2004 Mr. Hoolihan was the President of Industrial Lubricant Company, which provides industrial supplies and services to logging, railroad, taconite, and coal mining industries. He currently serves as the chairman of the board of directors of Industrial Lubricant Company. Mr. Hoolihan served as the elected mayor of the City of Grand Rapids from 1990 to 1995.

Mr. Hoolihan is a long-time community leader in the Company’s electric utility service area. He brings his knowledge of the industries and political issues of the service area, and has operated a business serving these industries.

MADELEINE W. LUDLOW, 56, of Cincinnati, Ohio, has been a Director since 2004 and is Chair of the Executive Compensation Committee. From 2009 to January 2011 she was a Principal of Market Capital Partners LLC and from 2005 to 2009 was a Principal of LudlowWard Capital Advisors, LLC, each of which was an Ohio-based investment banking firm serving middle market companies. She was the Chairman, Chief Executive Officer, and President of Cadence Network, Inc., a web-based provider of utility expense management services from 2000 to 2004. Ms. Ludlow was formerly the Vice President and Chief Financial Officer of Cinergy Corp. Ms. Ludlow now provides consulting services regarding investments in private equity transactions.

Ms. Ludlow brings a sophisticated financial background and is a financial expert within the meaning of the rules of the SEC. She also has executive experience at a public utility and has worked with entrepreneurial and diversified businesses.

DOUGLAS C. NEVE, 55, of Chatfield, Minnesota, has been a Director since 2007. He is Chair of the Audit Committee. Mr. Neve is the former Executive Vice President and Chief Financial Officer of Minneapolis-based Ceridian Corp., a multinational human resources company, where he worked from February 2005 until March 2007. Mr. Neve now provides financial consulting services. He is a certified public accountant who, prior to February 2005, was a partner with Deloitte & Touche LLP, a public accounting firm. He has also served as a director and chair of the audit committee of Analysts International Corporation (NASDAQ: ANLY) since 2008 and is currently its chairman. Mr. Neve is also a director and the Audit Committee Chair of Tyndale House Publishing, Inc.

Mr. Neve is a financial expert within the meaning of the rules of the SEC, and brings his knowledge of public accounting, corporate reporting, and risk management. His financial background includes experience as an executive for a publicly-traded company.

LEONARD C. RODMAN, 62, of Overland Park, Kansas, has been a Director since 2009 and is a member of the Audit Committee and the Corporate Governance and Nominating Committee. Mr. Rodman has 40 years of experience with Black & Veatch, a major provider of engineering and construction services to the utility/power generation, water, environmental, and telecommunications industries. Since 1998, Mr. Rodman has been the President and Chief Executive Officer of Black & Veatch and in 2000 he was also named its Chairman. Mr. Rodman currently serves on the Board and the audit committee of the Iowa State University Foundation.

Mr. Rodman has experience serving the electric utility and other regional industries for over 30 years. He brings his leadership experience of a large, internationally-diversified company, and strategic planning.

DONALD J. SHIPPAR, 62, of Superior, Wisconsin, has been a Director since 2004 and has been Chairman of ALLETE since January 2006. Mr. Shippar is the Company’s retired CEO, a position he held from 2004 to April 2010. Mr. Shippar joined the Company in 1976 and served as Vice President of Transmission and Distribution, Senior Vice President for Customer Service and Delivery, Chief Operating Officer of Minnesota Power, and President of Minnesota Power. Mr. Shippar also serves as president of The Association of Edison Illuminating Companies.

Mr. Shippar was employed by the Company for over 30 years. He has significant connections within the electric utility industry, and has expertise in utility operations, leadership development and strategic planning.

BRUCE W. STENDER, 69, of Duluth, Minnesota, has been a Director since 1995. Mr. Stender, as Lead Director, is an ex-officio member of each Board committee. Mr. Stender served as Chairman of ALLETE from September 2004 to January 2006. In 2007, Mr. Stender stepped down as President and CEO of Duluth-based Labovitz Enterprises, Inc., which owns and manages hotels and commercial real estate. He continues to be the Vice Chair and a Principal of Labovitz Enterprises, Inc. Mr. Stender serves as a trustee of the Blandin Foundation.

Mr. Stender has significant connections to and understanding of the region served by the Company. He brings corporate governance knowledge and varied leadership experience, as well as diversified business experience.

CORPORATE GOVERNANCE

Corporate governance refers to the internal policies and practices by which the Company is operated and controlled on behalf of its shareholders. Sound corporate governance starts with a strong, independent Board that is accountable to the Company and its shareholders. The role of the Board is to effectively govern the affairs of the Company for the benefit of its shareholders and, to the extent appropriate under Minnesota law, other constituencies, including the Company’s employees, customers, suppliers, and the communities in which ALLETE does business. The Company views good corporate governance as a competitive advantage because it provides greater assurance of strategic focus, full compliance with laws and regulations, and alignment with shareholder interests.

In 2010, the Board and its committees reviewed and enhanced established corporate governance practices. This ensures that the Board and its committees have the necessary authority and practices in place to review and evaluate the Company’s business operations, as needed, and to make decisions that are independent of the Company’s management. For example, the Board and its committees undertake an annual self-evaluation process, and non-management directors meet regularly without management present, have direct access to and meet individually with members of management, and retain their own advisors as they deem appropriate.

In an effort to further develop the Board, directors are asked to attend an independent educational seminar at least once every two years and to share their experiences and observations with the other directors. The majority of our directors have fulfilled this educational goal. In addition to seminars, Board members attended educational presentations hosted by the Company during 2010 addressing board governance practices.

Corporate Governance Guidelines

The Company’s Corporate Governance Guidelines, initially adopted in 2002, were most recently revised in October 2010. The Corporate Governance Guidelines address the Board’s roles and responsibilities, Board selection and composition policies, Board operating policies, Board committee responsibilities, director compensation, director stock ownership, and other matters. Each committee of the Board also has a charter pursuant to which it operates. The Audit Committee Charter was last revised in January 2011, the Executive Compensation Committee Charter was last revised in July 2010, and the Corporate Governance and Nominating Committee Charter was last revised in October 2010. Current copies of our Corporate Governance Guidelines and the committee charters are available on the Company’s Web site at www.allete.com.

Director Independence Standards

The Board has adopted independence standards into the Company’s Corporate Governance Guidelines that are consistent with the director independence standards of the NYSE. These Corporate Governance Guidelines are available on the Company’s Web site at www.allete.com. An “independent” director has no material relationship with the Company (either directly or as a partner, shareholder, or officer of an organization that has a relationship with the Company). The Board has adopted certain categorical standards to assist in determining each director’s independence. The Board considers a “material relationship” with the Company to exist where:

•                  the director is or has been employed by the Company within the last three years;

•                  a member of the director’s immediate family is or has been employed by the Company as an executive officer within the last three years;

•                  the director is an employee or a partner, or the director’s immediate family member is a partner, of the Company’s current independent registered public accounting firm; or an immediate family member is an employee of the Company’s current independent registered public accounting firm and personally works on the Company’s audit; or the director or an immediate family member was within the last three years an employee or partner of the Company’s current independent registered public accounting firm and personally worked on the Company’s audit within that time;

•                  the director or a member of the director’s immediate family is or has been employed within the last three years as an executive officer of any business organization for which any of the Company’s executive officers concurrently serves or served as a member of that business organization’s compensation committee;

•                  the director has received in any of the last three years more than $120,000 in direct compensation from the Company (other than director and committee fees, pension, and other deferred compensation);

•                  a member of the director’s immediate family has received in any 12-month period within the last three years more than $120,000 in direct compensation from the Company;

•                  the director is a current employee, or a member of the director’s immediate family is a current executive officer, of any business organization that has made payments to the Company, or received payments from the Company, for property or services in any of the last three fiscal years in an amount that exceeds the greater of $1,000,000 or 2 percent of the other company’s consolidated gross revenue;

•                  the director has been an employee within the last three years, or a member of the director’s immediate family has been an executive officer within the last three years, of any business organization to which the Company was indebted at any time within the last three years in an aggregate amount in excess of 5 percent of the Company’s total assets;

•                  the director or a member of the director’s immediate family has served within the last three years as an executive officer or a general partner of an entity that has received an investment from the Company or any of its subsidiaries which exceeds the greater of $1,000,000 or 2 percent of such entity’s total invested capital in any of the last three years; or

•                  the director or a member of the director’s immediate family has been an executive officer of a foundation, university, non-profit trust or other charitable organization within the last three years for which contributions from the Company accounted for more than the greater of $250,000 or 2 percent of such organization’s consolidated gross revenue in any of the last three years.

Related Person Transactions and Director Independence Determinations

The Board has adopted a policy to review transactions between the Company and related persons. Related persons include directors, director nominees, executive officers, and five percent shareholders, as well as immediate family members and any entity controlled by or in which these individuals have a substantial financial interest. A copy of the policy is available on our Web site at www.allete.com.

The Related Person Transaction Policy applies to a financial transaction, arrangement, or a series of similar transactions or arrangements of $25,000 or more. These transactions generally require advance approval by the Corporate Governance and Nominating Committee (Corporate Governance Committee). If a new situation arises where advance approval is not practical, it is discussed with the Chair of the Corporate Governance Committee, and an appropriate course of action may include subsequent ratification by the Corporate Governance Committee.

The Corporate Governance Committee considers factors it deems relevant in determining whether to approve a transaction, including but not limited to the following: whether the terms are comparable to those that could be obtained in an arm’s-length transaction with an unrelated third party; whether there are business reasons to enter into the transaction; whether the transaction could impair the independence of a director; and whether the transaction would present an improper conflict of interest, taking into account the size of the transaction, the overall financial position of the related person, the direct or indirect relationship of the related person, and the ongoing nature of any proposed relationships. The Corporate Governance Committee will also periodically review and assess relationships to ensure ongoing fairness to the Company. Any member of the Corporate Governance Committee who has an interest in a transaction will abstain from voting, but may participate in the discussion if invited to do so by the Chair of the Corporate Governance Committee.

The Corporate Governance Committee examined all transactions between directors and the Company and determined that each such transaction was small relative to the director’s business and that the director was not directly involved in such transaction. The Board reviewed the Corporate Governance Committee’s determination in light of the Company’s independence standards and the NYSE’s corporate governance rules and concluded that each director, except Mr. Shippar and Mr. Hodnik, is “independent.” There were no transactions in 2010 between the Company and any related persons other than directors that would have required Board review.

Specifically, the Corporate Governance Committee considered that Mr. Hoolihan has an ownership interest in Industrial Lubricant Company (ILCO), which provides lubricant products to one of the Company’s generating facilities and to one of the Company’s wholly owned subsidiaries, BNI Coal, Ltd. During 2010, Company purchases from ILCO totaled $727,013.72. These payments represent a relatively small percentage of ILCO’s 2010 sales.

The Corporate Governance Committee also considered the payments by the Company to the Holiday Inn in Duluth, Minnesota, in which Mr. Stender has an indirect ownership interest. The Company made payments to the hotel for lodging, food, and meeting expenses totaling $10,106.84 in 2010.

Mr. Rodman is the President, Chairman, and Chief Executive Officer of, and has an ownership interest in, Black & Veatch. The Company purchased engineering and related services from Black & Veatch totaling $1,861,455.20 in 2010. These payments represent less than 0.1 percent of Black & Veatch consolidated gross revenues, which had 2010 revenues in excess of $2.3 billion.

Jack Rajala was a Director of the Company from the beginning of 2010 until the annual meeting on May 11, 2010. Mr. Rajala has a material interest in Rajala Timber (of which he is Secretary, Treasurer, and a director) and Rajala Mill Company (of which Mr. Rajala is President and a director). Collectively these entities received payments totaling $322,100.53 from the Company in 2010 for the purchase of wood and wood chips that were used as fuel at the Company’s Rapids Energy Center. The purchases were made through a competitive bid process and represented a modest amount of revenue for Mr. Rajala’s companies in 2010.

The Corporate Governance Committee reviewed the above-described transactions with Mr. Hoolihan, Mr. Stender, and Mr. Rodman (without their respective participation) and determined that the cumulative totals were well below the Company’s and the NYSE’s standards for director independence and were also not material to the relevant director or to any person or organization with whom the director has an affiliation. Based on this, the Corporate Governance Committee recommended to the Board and the Board determined that these transactions do not impair the independence of the affected directors.

Director Nominations

The Corporate Governance Committee recommends director candidates to the Board and will consider for such recommendations director candidates proposed by management, other directors, search firms, and shareholders. All director candidates will be evaluated based on the criteria identified below, regardless of the identity of the individual or the entity or person who proposed the director candidate. A shareholder who wishes to propose a candidate may provide the candidate’s name and a detailed background of the candidate’s qualifications to the Corporate Governance and Nominating Committee, c/o the Secretary of ALLETE, 30 West Superior Street, Duluth, MN 55802-2093.

In selecting director nominees, the Board considers factors it deems appropriate. The Board may engage a search firm to assist in identifying, evaluating, and conducting due diligence on potential director nominees. Factors will include integrity, achievements, judgment, intelligence, personal character, the interplay of the candidate’s relevant experience with the experience of other Board members, the willingness of the candidate to devote adequate time to Board duties and the likelihood that he or she will be willing and able to serve on the Board for a sustained period. The Corporate Governance Committee will consider the candidate’s independence, in accordance with the Corporate Governance Guidelines, and the rules of the NYSE and SEC. In connection with the selection, due consideration will be given to the Board’s overall balance of diversity of perspectives, backgrounds, and experiences. Experience, knowledge, and skills to be represented on the Board include, among other considerations: financial expertise (including an “audit committee financial expert” within the meaning of the SEC’s rules); electric utility and/or real estate knowledge and contacts; financing experience; human resource and executive compensation expertise; strategic planning and business development experience; familiarity with the industries located in the Company’s service area; and community leadership.

The Company has sought candidates whose diverse experience, backgrounds, and perspectives contribute to fulsome, robust discussion in the boardroom. Board members represent a variety of gender, age, regional, and professional backgrounds.

The Corporate Governance Committee will review all candidates, and before any contact is made with a potential candidate, will notify the Board of its intent to do so, will provide the candidate’s name and background information to the Board, and will allow time for directors to comment. The Corporate Governance Committee will screen, personally interview, and recommend candidates to the Board. A majority of the Corporate Governance Committee members will interview any candidate before recommending that candidate to the Board. The recommendations of the Corporate Governance Committee will be timed so as to allow interested Board members an opportunity to interview the candidate prior to the nomination of the candidate.

Committee Membership, Meetings, and Functions

The Board has three standing committees: the Corporate Governance Committee, the Audit Committee, and the Executive Compensation Committee (Compensation Committee).

The current members of the Corporate Governance Committee are Ms. Brekken, Ms. Eddins (Chair), Mr. Hoolihan, Mr. Rodman, and Mr. Stender (ex-officio). The Corporate Governance Committee met four times during 2010. The Corporate Governance Committee provides recommendations to the Board with respect to Board organization, membership, function, committee structure and membership, succession planning for executive management, and the application of corporate governance principles. The Corporate Governance Committee also performs the functions of a director nominating committee, leads the Board’s annual evaluation of the Chief Executive Officer, and is authorized to exercise the authority of the Board in the intervals between meetings.

The current members of the Audit Committee are Ms. Dindo, Mr. Hoolihan, Mr. Neve (Chair), Mr. Rodman, and Mr. Stender (ex-officio). The Audit Committee held nine meetings in 2010. The Audit Committee recommends the selection of an independent registered public accounting firm, reviews the independence and performance of the independent registered public accounting firm, reviews and evaluates ALLETE’s accounting policies, reviews periodic financial reports to be provided to the public, and upon favorable review, recommends approval of the Consolidated Financial Statements.

The current members of the Compensation Committee are Ms. Brekken, Mr. Emery, Mr. Haines, Ms. Ludlow (Chair), and Mr. Stender (ex-officio). The Compensation Committee held six meetings in 2010. The Compensation Committee establishes compensation and benefit arrangements for ALLETE’s executive officers and other key executives that are intended to be equitable, competitive in the marketplace, and consistent with the Company’s executive compensation philosophy. All members of the Compensation Committee qualify as “independent directors” under the rules of the NYSE, “non-employee directors” under Rule 16b-3 of the Exchange Act, and “outside directors” under Section 162(m) of the Internal Revenue Code of 1986, as amended (Tax Code).

Mr. Stender, as Lead Director, is an ex-officio member of all committees. It is anticipated that committee chairs will rotate among directors in the future. The Board recognizes that the practice of chair rotation provides development for the directors and allows a variety of perspectives in leadership positions.

Mr. Stender presides over all executive sessions of the independent directors. Executive sessions of independent directors are regularly scheduled in connection with Board and committee meetings.

During 2010, the Board held seven meetings. All directors attended 75 percent or more of the aggregate number of meetings of the Board and applicable committee meetings in 2010. All directors standing for election are expected to attend the Annual Meeting and all did attend in 2010.

Board Leadership Structure

At the beginning of 2010, Mr. Shippar served as Chair and Chief Executive Officer, while Mr. Hodnik served as President. Effective May 1, 2010, upon Mr. Shippar’s retirement as an officer of the Company, Mr. Hodnik was also named to the position of Chief Executive Officer. After his retirement as an officer, Mr. Shippar continued as a director and Chair of the Board. The Board has determined that maintaining Mr. Shippar as Chair while Mr. Hodnik gains further experience as Chief Executive Officer is the best means of assuring a smooth transition in leadership for the Company.

Mr. Stender serves as Lead Director. The Board believes that a lead director provides important coordination and leadership for the independent directors. As former CEO, Mr. Shippar will not be an “independent” Chair.

Communications between Shareholders and the Board of Directors

Shareholders and other interested parties who wish to communicate directly with the Board, the non-management directors, or a particular director, may do so by addressing the Lead Director, c/o the Secretary of ALLETE, 30 West Superior Street, Duluth, MN 55802-2093.

Director Common Stock Ownership Guidelines

The Corporate Governance Committee has determined that directors should have an equity interest in the Company. The Corporate Governance Committee believes that such equity ownership aligns the interest of directors with the interests of the Company’s shareholders. Accordingly, the Board has adopted Common Stock ownership guidelines. Directors are expected to own at least 500 shares of Common Stock prior to their election to the Board and to own at least 3,000 shares of Common Stock within three years after election. The Common Stock ownership guidelines applicable to Named Executive Officers are discussed in the Compensation Discussion and Analysis below.

Code of Business Conduct and Ethics

The Company has adopted a written Code of Business Conduct (which includes our code of ethics) that applies to directors and all Company employees, including ALLETE’s Chief Executive Officer, Chief Financial Officer and Controller. A copy of the Company’s Code of Business Conduct is available on our Web site at www.allete.com. Any amendment to or waiver of the Code of Business Conduct will be disclosed on our Web site at www.allete.com promptly following the date of such amendment or waiver.

Board’s Oversight of Risk

The Company views risk oversight as a full Board responsibility. During 2010, the Company utilized the enterprise risk management (ERM) process which was implemented in 2009. The Board reviewed the potential events that may affect the Company, the processes identified by management to manage the risks associated with such events, and considered risk exposures in making strategic decisions. The ERM process was discussed with management at Board meetings throughout 2010. Management provides the Board with regular updates of key risk indicators. The Board’s focus on effective risk oversight has supported management’s establishment of a tone and culture of effective risk management.

COMPENSATION DISCUSSION AND ANALYSIS

Executive Summary

This Compensation Discussion and Analysis describes our compensation philosophy and policies, including the rationale and processes used to determine the 2010 compensation of our executive officers. The Compensation Committee establishes our compensation philosophy and objectives. Our compensation philosophy and objectives are reflected in the following key design priorities that govern compensation decisions:

•                  Compensation is linked to performance;

•                  Compensation elements are balanced;

•                  We provide fair and competitive compensation;

•                  Executive stock ownership is expected;

•                  We consider corporate tax deductions and accounting rules; and

•                  The Compensation Committee and the Board exercise independent judgment.

Our compensation program is designed to attract and retain experienced, qualified executive talent, and to reward Named Executive Officers for designing and implementing business strategies that we believe will result in increased shareholder value over the long term. Our compensation program includes a mix of elements to achieve varying objectives. Elements of compensation include base salary, annual incentives, long-term incentives, retirement benefits, health and welfare benefits, limited perquisites, and severance benefits.

Market compensation data obtained from the Compensation Committee’s independent compensation consultants, along with other considerations the Compensation Committee deemed relevant, formed the basis for the Compensation Committee’s deliberations and compensation decisions for the executive officers in 2010. The specific design changes and the Compensation Committee’s rationale for the changes are described below in the section “2010 Executive Compensation Changes” beginning on page 23.

By design, a significant portion of officers’ compensation is linked to performance. Our Named Executive Officers’ total compensation in 2010 increased slightly over 2009 because the Company achieved some of its financial targets. Named Executive Officers, excluding Mr. Hodnik and Mr. Shippar, received a 3 percent base salary increase in 2010, which was consistent with the percent increase to other management level and non-management non-union employees, in light of the economic conditions in our region. Named Executive Officers’ total compensation is reported in column (i) of the Summary Compensation Table on page 26.

Company efforts implementing business strategies in 2009 and 2010, an overall healthier economy and improved power sales to our taconite customers were important variables for helping ALLETE achieve our financial goals in 2010. Company net income of $75.4 million for 2010 (excluding $118 thousand for certain non-operating events for purposes of the annual incentive calculation) was above the threshold annual incentive plan goal of $70.2 million, but it was less than our target annual incentive plan goal of $78.0 million. Our cash flow of $255.2 million (excluding $26.5 million in pension contributions for purposes of the annual incentive calculation) was significantly higher than the target annual incentive goal of $241.2 million. Our overall strategic goal accomplishments were also above threshold and achieved 80 percent of the target. As a result, our Named Executive Officers received an annual incentive payment of 101.2 percent of the target payment for 2010.

During the 2008—2010 three-year performance period, the Company’s shareholders realized a total shareholder return (TSR) of 8.3 percent on their investment in Common Stock. ALLETE ranked ninth among its 17 peer companies for the three-year performance period ending December 31, 2010. A ninth place ranking resulted in achievement of the long-term incentive compensation plan target-level performance; therefore, the Named Executive Officers received a payout equal to 100 percent of the long-term incentive target opportunity. Stock options granted from 2004 through 2008 were “underwater” as of December 31, 2010 (with the closing market price of Common Stock on that date below the stock option exercise prices ranging from $37.76 to $48.65), and these stock options will not provide compensation to the Named Executive Officers unless the stock price increases above the exercise prices. Option exercise prices are shown in the Outstanding Equity Awards at Fiscal Year-End table on page 32.

In January 2011 we took the following actions to better align our compensation plans, practices and policies with our compensation philosophy and objectives as described in the section “2011 Executive Compensation Changes” starting on page 24:

•                  amended our incentive compensation plans and supplemental executive retirement benefit plans to incorporate leading compensation trends, which include:

•                  We amended the ALLETE Executive Long-Term Incentive Compensation Plan (LTIP) to prohibit share repricing and cash buyouts, and to apply the following vesting provisions to future grants of awards subject to time-based vesting: (i) double trigger equity vesting in the event employment is terminated upon a change in control if the acquiror assumes outstanding awards, and (ii) single trigger equity vesting upon a change in control if the acquiror does not assume outstanding awards;

•                  We amended the Executive Annual Incentive Plan (AIP) to provide that in the event of a Change in Control (as defined in the AIP) any award earned pursuant to the AIP would be prorated;

•                  We amended the supplemental executive retirement plan(s) to provide that the vested retirement benefits and any unpaid make up benefit, if applicable, would be forfeited in the event a participant engaged in misconduct; and

•                  We amended the Change in Control Severance Plan (Severance Plan) to eliminate the excise tax gross-up feature and the additional age and service credit for supplemental executive retirement benefits for current and future participants, and to establish a modified severance payment cap.

•                  adopted a Compensation Recovery Policy which is triggered upon financial restatement (in accordance with the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (Dodd-Frank Act)), error in calculation, or misconduct; and

•                  eliminated tax gross-ups on perquisites.

To allow greater transparency and better communication with our investors, we have recommended an annual Say-on-Pay vote. We believe our compensation programs are market competitive with mainstream provisions and are appropriately balanced and tied to performance. Our compensation philosophy and objectives and the elements of compensation are discussed in detail in the sections to follow which provide context for the detailed compensation tables and narrative discussions that follow starting on page 26.

Compensation Philosophy and Objectives

Our executive compensation philosophy includes the following core values and fundamental principles:

Compensation is linked to performance. Executive compensation is linked to Company performance. We reward Named Executive Officers for achieving annual goals tied to ALLETE’s business strategy. Long-term incentives promote a stable, experienced executive management team and reward growth in TSR.

Compensation elements are balanced. We use a mix of compensation elements to accomplish varying objectives. Base salary and executive retirement benefits are designed to attract and retain executive talent. Annual incentives focus the Named Executive Officers on achieving strong annual performance. Long-term incentives encourage executives to enhance our long-term success and profitability and also provide incentive to remain employed with the Company. Allocation between annual and long-term compensation opportunities is based on market comparison data, as further described in the section “Process for Determining Executive Compensation” beginning on page 22. Severance benefits minimize the risk that our executive officers will depart prior to a change in control and encourage continued dedication and objectivity from the Named Executive Officers when evaluating transactions that could result in the loss of employment in connection with a change in control of the Company. We provide perquisites, but only on a limited basis to facilitate the Named Executive Officers’ performance of their responsibilities. We believe this mix of compensation elements discourages our executives from taking excessive business risk by (i) having multiple incentive goals, so that there is not undue pressure to achieve one measure of success without considering the impacts on other aspects of the business; and (ii) providing a significant portion of compensation based on Company performance, while still paying a certain amount of fixed compensation and retirement benefits.

We provide fair and competitive compensation. We strive to offer fair and competitive compensation to all employees including Named Executive Officers, taking into consideration market information and advice of independent compensation consultants. We use energy services industry data to establish a range for executive compensation. While comparisons to compensation levels within the energy services industry are helpful in establishing a range for executive compensation, we believe that our executive compensation program also must be internally consistent and equitable in order for the Company to achieve our corporate objectives. In setting compensation levels, we consider the individual’s experience in the position, past performance, job responsibilities, and equity within the executive management group. For a Named Executive Officer with sufficient experience, we generally set compensation levels so that when target performance is achieved under each of the Company’s incentive compensation plans, total compensation is near the market median of ALLETE’s peer group. When relevant market comparison data is insufficient to establish a range for a specific position, we consider internal equity among the executive officers in order to maintain compensation levels that are consistent with the individual contributions and responsibilities of those executive officers. The process of selecting comparison companies for various purposes is discussed in the section “Process for Determining Executive Compensation” beginning on page 22. Consistent with our pay-for-performance philosophy, Named Executive Officers can earn higher compensation if actual performance exceeds target performance goals. Conversely, total compensation to Named Executive Officers in any year in which the Company does not meet target performance goals will generally fall below the market median of ALLETE’s peer group. Total compensation generally increases as position and responsibility increase, but at the same time, a greater percentage of total compensation is tied to performance—and is therefore at risk—as position and responsibility increase. This is reflected in the differences between the Named Executive Officers’ opportunities under our annual and long-term incentive plans.

Executive stock ownership is expected. We believe ALLETE officers should be ALLETE shareholders to encourage them to think as owners when they balance the risks and rewards involved with particular business decisions. We reinforce this expectation by using Common Stock to fund long-term incentive compensation awards and Company contributions to tax-qualified defined-contribution retirement plans. All Named Executive Officers are expected to hold Common Stock acquired through these awards and contributions so long as they hold their executive positions. A Named Executive Officer may, however, sell the Common Stock acquired through these awards and contributions to the extent that he or she owns Common Stock that is more than 120 percent of the expected ownership amount. We do not apply this holding policy to Common Stock acquired through stock option exercises because we believe that the Named Executive Officers should be able to access a portion of their long-term incentive compensation and to diversify their investments. Named Executive Officers are expected to attain and maintain Common Stock ownership in accordance with the following guidelines:

Position	Stock Ownership Value as a Multiple of Salary
Chief Executive Officer	4X
ALLETE Senior Vice President	2X
ALLETE Vice President	1X

We established the Common Stock ownership guidelines in October 2005. Named Executive Officers appointed or whose position was made subject to these guidelines after October 2005 have seven years from their appointment to meet the guidelines. At least annually, the Board reviews executive officers’ Common Stock ownership to confirm that the Named Executive Officers have met or are progressing toward the ownership guidelines. Ownership levels as of March 11, 2011, are shown on the table on page 6. All Named Executive Officers have met, or are within the timeline to meet, the Common Stock ownership guidelines.

We consider corporate tax deductions and accounting rules. We generally structure the Named Executive Officers’ compensation so that all elements of pay are tax deductible by the Company. Section 162(m) of the Tax Code limits to $1 million the amount of compensation that we may deduct in any one year for Mr. Hodnik and certain of the next most-highly-compensated executive officers. That limit does not apply to compensation that qualifies as “performance-based compensation” within the meaning of Section 162(m). Our AIP provides that if Section 162(m) would otherwise limit the Company’s deduction for an AIP award, then the Compensation Committee will defer the nondeductible portion to our supplemental executive retirement plan, which is described on page 21. We believe that stock options and performance shares awarded under the LTIP are fully tax deductible because they meet the “performance-based compensation” standard of Section 162(m). Our restricted stock units do not qualify as “performance-based compensation.”

Section 280G of the Tax Code limits the amount that we may deduct for payments in connection with a change in control, commonly referred to as “parachute payments.” If total payments in connection with a change in control exceed the limits of Section 280G, the Company’s deduction is limited and the recipient is subject to an excise tax.

In January 2011, we eliminated the gross-up payments on severance paid in connection with a change in control. These changes are described in the section “2011 Executive Compensation Changes” starting on page 24. Prior to that, our severance plan provided that if plan payments to a participant would have exceeded the Section 280G limits, payments to the participant would have been reduced to the maximum amount that could be paid without causing the Company to lose its deduction. If, however, after the reduction a participant would have received less than 85 percent of the amount that otherwise would have been received, plan payments would not have been reduced and the participant would instead have received an additional gross-up payment to make the participant whole for the excise tax. We would not have received a tax deduction for any additional gross-up payment. Because we eliminated the gross-up payments, we substantially reduced the amount of nondeductible payments that we may be required to make.

In addition to considering the Company’s tax deduction, we also consider the accounting implications of each compensation element given to the Named Executive Officers; however, because the primary objectives of our compensation programs are tied to performance, we may offer compensation regardless of whether it qualifies for a tax deduction or more favorable accounting treatment whenever it is deemed that such compensation element is in the Company’s best interest.

The Compensation Committee and the Board exercise independent judgment. The Compensation Committee and the Board ensure on behalf of shareholders that executive compensation is appropriate and effective. The Compensation Committee and the Board have access to compensation advisors and consultants, but exercise independent judgment in determining executive compensation elements and levels.

Elements of Executive Compensation

Our Named Executive Officers’ 2010 compensation elements are discussed below and also in the compensation tables and narratives starting on page 26.

Base Salary. Base salary is designed to attract and retain experienced, qualified executive talent.

Annual Incentive Award. The Annual Incentive Plan (AIP) rewards Named Executive Officers for accomplishing annual goals. Annually, the Compensation Committee, in consultation with the CEO, approves performance measures, performance targets, and target award opportunities for the AIP. The Compensation Committee, in consultation with the CEO, also determines to what extent performance targets have been met for the AIP.

Participation in the AIP is limited to certain management-level employees, including each Named Executive Officer, because as position and responsibility increase, a greater percentage of pay is tied to performance. For each Named Executive Officer AIP awards were designed to reward achievement of corporate earnings and cash flow goals, and to reward the accomplishment of strategic initiatives. Strategic goals for 2010 consisted of: (1) the launch of a new wind business venture; (2) implementation of specific moves to reshape our generation supply and customer mix to reduce base load coal capacity, carbon emissions and customer concentration; (3) development of a fully integrated talent development strategy to thoughtfully develop future leaders; and (4) demonstration of continuous improvement of our safety, environmental and customer service values. These performance objectives are further described under “Grants of Plan-Based Awards Discussion” beginning on page 29. Earnings were selected as a financial measure because it is widely tracked and reported by external financial analysts and used as a measure to evaluate the Company’s performance. Cash flow was selected as a financial measure because it is used to evaluate the Company’s ability to generate funds from internal operations for capital projects, repayment of debt, and dividend payments. Earnings and cash flow were also selected because both measures can affect the Company’s stock price. AIP awards are expressed as a percentage of salary for the Named Executive Officers; 2010 target-level award opportunities were 60 percent of base salary for the CEO and ranged from 30 percent to 45 percent, which was unchanged from last year, for the other Named Executive Officers. The Compensation Committee set the AIP opportunity levels for all Named Executive Officers so that if the Company achieved target goals, the combination of salary and annual incentives for the Named Executive Officer would result in total annual compensation near market median for ALLETE’s peer group.

The Compensation Committee believes that the AIP provides appropriate incentives and does not encourage executives to take excessive business risks because it has multiple goals, provides payment opportunity levels that are market-competitive and includes a cap on the maximum award amount.

Long-Term Incentive Awards. We use long-term incentive compensation to encourage the Named Executive Officers to develop and implement business strategies that grow TSR over time, and to reward executives when TSR goals are achieved. Long-term incentive compensation programs also encourage executives to stay with the Company because they deliver rewards over time and contain forfeiture provisions for certain terminations of employment. The Compensation Committee annually grants the Named Executive Officers long-term incentive awards under the LTIP. Each year, in January, the Compensation Committee approves LTIP awards. The target number of shares is determined by dividing each of the Named Executive Officer’s target award opportunity set forth in the table below by the award fair value, which was calculated for 2010 by Mercer Consulting (Mercer), an independent compensation consulting firm. We do not have any plan or program in place to time equity awards to the release of material non-public information. The LTIP was most recently approved by shareholders in May 2005 and the material terms of the LTIP performance goals were re-approved by shareholders in May 2010.

The table below shows the 2010 LTIP target opportunity for each Named Executive Officer. The 2010 LTIP target opportunity for each Named Executive Officer, except for Mr. Shippar and Mr. Hodnik, was allocated 67 percent to performance shares and 33 percent to restricted stock units. Given the responsibility level of the Chief Executive Officer position, the 2010 LTIP target opportunity for Mr. Shippar and Mr. Hodnik was allocated 75 percent to performance shares and 25 percent to restricted stock units, so that a greater percentage of the CEO’s compensation was tied to performance. The number of performance shares and RSUs granted to the Named Executive Officers was calculated using a $37.72 fair value for performance shares and $32.68 fair value for RSUs. The performance share value, which was determined by Mercer, reflects the probable outcome of reaching the performance goals, whereas the restricted stock value is based on a December 31, 2009, closing share price.

		Allocation of Long-Term Incentive Plan Target Opportunity
Name	Long-Term Incentive Plan Target Opportunity	Performance Shares	Restricted Stock Units
Mr. Hodnik*	$380,000	7,220	2,803
Mr. Schober	$150,000	2,664	1,515
Ms. Amberg	$100,000	1,776	1,010
Mr. McMillan	$100,000	1,776	1,010
Mr. Adams	$75,000	1,332	757
Mr. Shippar**	$450,000	8,948	3,442

*	Mr. Hodnik was promoted to CEO effective May 1, 2010. His 2010 LTIP incentive opportunity reflects an additional grant that he received in connection with his promotion and increased responsibilities.

**

The amounts shown were calculated as of the grant date and assume Mr. Shippar remained in the employ of the Company throughout the applicable performance year. Under the terms of the LTIP, Mr. Shippar’s award was prorated as a result of his retirement.

The following are the elements of long-term incentive compensation:

•                  Performance Shares. Performance shares reward executives for strong multi-year performance, measured by TSR relative to a group of peer companies. Relative TSR was selected by the Compensation Committee because it measures the benefit our shareholders realize on their investment in Common Stock compared to investment opportunities available in other similar companies. Rewarding executives for creating shareholder value over the long-term is consistent with our compensation philosophy of linking pay to performance.

•                  TSR peer groups are based on comparability to the Company in terms of industry and size as measured by market capitalization and stock-trading characteristics (i.e., dividend yield and price-earnings ratio). The Compensation Committee approves the peer group companies prior to the start of each performance period. In 2009, the Company changed the TSR peer group to include 27 companies selected from the Edison Electric Institute Stock Index to better align the peer group to ALLETE’s current operations which are focused on the electric utility industry. The Company TSR peer group for the 2010—2012 performance period is unchanged from the 2009—2011 performance period. The TSR peer groups used for outstanding LTIP awards are as follows:

Performance Period 2008–2010	Performance Period 2009–2011 and 2010–2012
Avista Corporation	Alliant Energy Corporation
Black Hills Corporation	Avista Corporation
Brookfield Asset Management, Inc.	Black Hills Corporation
CH Energy Group, Inc.	CH Energy Group, Inc.
Consolidated-Tomoka Land Company	Cleco Corporation
Great Plains Energy Incorporated	CMS Energy Corporation
IDACORP, Inc.	DPL Inc.
Integrys Energy Group, Inc.	Great Plains Energy Incorporated
MDU Resources Group, Inc.	Hawaiian Electric Industries, Inc.
Nicor Inc.	IDACORP, Inc.
Otter Tail Corporation	Integrys Energy Group, Inc.
TECO Energy, Inc.	MGE Energy, Inc.
The Empire District Electric Company	Northeast Utilities
The St. Joe Company	NorthWestern Corporation
Vectren Corporation	NSTAR
Wisconsin Energy Corporation	NV Energy, Inc.
OGE Energy Corp.
Otter Tail Corporation
Pinnacle West Capital Corporation
PNM Resources, Inc.
Portland General Electric Company
TECO Energy, Inc.
The Empire District Electric Company
UIL Holdings Corporation
UniSource Energy Corporation
Vectren Corporation
Westar Energy, Inc.

•                  Restricted Stock Units. Restricted stock units are used as a retention incentive and to encourage stock ownership. A restricted stock unit entitles the recipient to one share of Common Stock when the unit vests after the period of time specified in the award.

•                  Stock Options. Prior to 2009, the Company granted stock options. Beginning in 2009, the Company began granting restricted stock units instead of stock options to place more emphasis on increased stock ownership and retention.

Benefits

We offer benefits, including retirement benefits, to attract and retain Named Executive Officers; retirement benefits also reward long-term service with the Company. Named Executive Officers are eligible to participate in a range of broad-based employee benefits, including vacation pay, sick pay, disability benefits, an employee stock purchase plan, and both active and post-retirement medical, dental, and group term life insurance. Named Executive Officers are eligible for retirement benefits under the same pension and retirement savings plans available to other eligible employees and under our supplemental executive retirement plan. Retirement benefits are described in more detail below.

Tax-Qualified Retirement Benefits. We provide retirement income benefits to most of our employees, including the Named Executive Officers, from two primary sources—a tax-qualified defined contribution retirement savings and stock ownership plan (RSOP) that has features of both an employee stock ownership plan and a 401(k) savings plan, and traditional tax-qualified defined benefit pension plans. Since October 2006, we have emphasized delivering nonunion retirement benefits through the RSOP. Each Named Executive Officer’s service through September 30, 2006, is counted for calculating his or her benefit under the pension plan. The present value on December 31, 2010, of each Named Executive Officer’s pension benefits is shown in the Pension Benefits table on page 34. The 2010 increase in the pension benefits value for each Named Executive Officer is included in column (g) of the Summary Compensation Table on page 26.

We contribute to the RSOP accounts of each Named Executive Officer, who each may also elect to defer his or her salary within RSOP and Tax Code limits. Our contributions to the Named Executive Officers’ RSOP accounts include a Company match of elective deferrals up to 4 percent of base salary and annual Company contributions of 8.5 to 11.5 percent of base salary, depending on age. Amounts contributed by the Company under the RSOP to the Named Executive Officers are included in column (h) of the Summary Compensation Table on page 26.

Supplemental Executive Retirement Benefits. We provide supplemental retirement benefits to the Named Executive Officers through non-tax-qualified retirement plans called the ALLETE and Affiliated Companies Supplemental Executive Retirement Plan (SERP I) and the ALLETE and Affiliated Companies Supplemental Executive Retirement Plan II (SERP II). SERP I and SERP II collectively are referred to as the SERP or the SERP Plans. Generally, the SERP Plans are designed to provide retirement benefits to the Named Executive Officers that, in the aggregate, substantially equal the benefits they would have been entitled to receive if the Tax Code did not impose limitations on the types and amounts of compensation that can be included in the benefit calculations under tax-qualified benefit plans. The SERP Plans have three components: a supplemental pension benefit, a supplemental defined contribution benefit, and a deferral account benefit. On December 31, 2004, the Company froze SERP I with respect to all deferrals and vested accrued retirement benefits. Effective January 1, 2005, the Company established SERP II to comply with Section 409A of the Tax Code. SERP II governs all compensation initially deferred and retirement benefits accrued or vested after December 31, 2004. SERP benefits are discussed in more detail on page 38.

Perquisites

The Company provides Named Executive Officers with fringe benefits, or perquisites, but only on a limited basis. Perquisites are tailored to the individual Named Executive Officer, take into account business purpose, and include club memberships, reimbursement for financial and tax planning services, office parking space, approved spousal expenses, and an executive physical. As required by current tax laws, we impute income to the Named Executive Officers to the extent the Company reimburses the executive for certain personal expenses.

The Compensation Committee has reviewed all perquisites, including the tax reimbursement, and determined that perquisites are a very small component of total compensation and continue to be appropriate because they help facilitate the Named Executive Officers’ performance of their responsibilities.

Effective January 1, 2011, the Compensation Committee eliminated tax gross-ups on perquisites, as described in “2011 Executive Compensation Changes” starting on page 24. Prior to 2011, Named Executive Officers received an additional tax reimbursement payment for the imputed income taxes. Perquisites paid in 2010 are included in column (h) of the Summary Compensation Table on page 26.

Employment, Severance, and Change in Control Agreements

We currently have no employment agreements with our Named Executive Officers, all of whom have long tenures with the Company. We have generally promoted senior executives from within our ranks and attracted strong talent.

The ALLETE and Affiliated Companies Change in Control Severance Plan (Severance Plan) provides the Named Executive Officers and other key executives with severance benefits in connection with a change in control of the Company. The Severance Plan is designed to enable and encourage the continued dedication and objectivity of members of the Company’s management in the event of a potential change in control. The Severance Plan allows the Named Executive Officers to focus their attention on obtaining the best possible transaction for the shareholders and to independently evaluate all possible transactions without being diverted by concerns regarding the impact various transactions may have on the security of their jobs and benefits.

The Severance Plan provides Named Executive Officers with specific benefits in the event of an involuntary termination of employment (including resignation by the employee following specified changes in duties, compensation, or benefits that are treated as involuntary terminations) occurring six months before and up to two years after a change in control. The Compensation Committee has determined that requiring two trigger events, both a change in control and termination of employment, is the most effective way to meet the objectives of the Severance Plan. This allows the Named Executive Officers to remain neutral and obtain the best deal for the shareholders and ensures that the Named Executive Officers do not receive benefits unless they are adversely affected by a change in control.

The Severance Plan would provide Named Executive Officers a lump sum severance payment ranging from 1.5 times to 2.5 times their annual compensation based on their position plus a lump sum benefit continuation payment. The terms and benefit levels were established by the Compensation Committee in 2008 after consultation with Hewitt Associates (Hewitt), the Compensation Committee’s independent consultant at the time, and a review of benefit levels provided to senior executives in the energy services industry. The Compensation Committee reviews the terms of the Severance Plan and benefit levels annually to ensure they are consistent with our compensation philosophy and objectives described above beginning on page 16. Effective January 19, 2011, the Compensation Committee approved amending the Severance Plan to eliminate the excise tax gross-up feature, to eliminate certain benefit continuation payments, and to establish a modified severance payment cap whereby the severance payment would be reduced to a level below the safe harbor amount provided by Section 280G of the Tax Code if the executive would receive a higher after-tax benefit than if the executive were to pay the applicable excise tax on the full payment amount.

The SERP II includes a change in control provision that accelerates payment of the supplemental pension benefits and the deferral account benefits earned after December 31, 2004, upon a termination of employment in connection with a change in control. There are also change in control features in both the AIP and the LTIP. These change in control features in the AIP, LTIP, and SERP II are designed to prevent Named Executive Officers from substantially losing previously-earned benefits if a change in control were to occur. The potential value of the change in control severance benefits is discussed in the section titled “Potential Payments Upon Termination or Change in Control” starting on page 39.

Process for Determining Executive Compensation

Role of the Compensation Committee. The Compensation Committee establishes our philosophy, policies, and practices regarding executive compensation and oversees the administration of our executive compensation programs. The Compensation Committee sets the CEO’s compensation, which is reviewed and ratified by the Board without participation by the CEO. In setting the CEO’s compensation, the Compensation Committee reviews and considers the Corporate Governance Committee’s annual evaluation of the CEO’s performance, which, among other things, assesses his performance relative to specific annual objectives established by the Board. The Compensation Committee also reviews market data, comparing the CEO’s compensation to the compensation of senior executives at other energy services industry companies. Benchmarking data is adjusted to account for the Company’s size as measured by revenue and provides a broader market context for the Compensation Committee’s deliberations and decisions. The Compensation Committee also reviews and approves the CEO’s recommendations regarding the components and amounts of the compensation of the other Named Executive Officers.

Each January, the Compensation Committee, in consultation with the CEO, sets annual performance goals for the AIP. At the same time, the Compensation Committee establishes LTIP performance goals. Specifically, the Compensation Committee sets multi-year TSR objectives relative to a designated peer group in connection with performance shares and sets the terms for restricted stock units such as award dates, vesting periods, expiration dates and forfeiture provisions.

Role of Management. For all other Named Executive Officers, the CEO recommends compensation levels to the Compensation Committee for approval. Recommendations are based in part on each Named Executive Officer’s experience and responsibility level and on the CEO’s assessment of his or her performance. At the beginning of each year the CEO works with each Named Executive Officer to identify individual goals that are aligned with corporate objectives, strategic plan objectives and individual department objectives that are unique to each Named Executive Officer’s position and scope of responsibility. Individual goals pertain to meeting financial targets, leading and overseeing major projects, operational efficiencies, reliability, compliance, safety, and leadership succession and effectiveness. The CEO reviews each Named Executive Officer’s performance during the year, detailing accomplishments, areas of strength, and areas for development. The CEO bases his evaluation on an individual written self-assessment completed by each Named Executive Officer, his knowledge of their accomplishments, and discussions with each Named Executive Officer. In addition to his assessment of the Named Executive Officer’s performance, the CEO recommends compensation levels based on the executive compensation studies described below. The CEO also recommends to the Compensation Committee financial and non-financial goals to be used as performance measures under the Company’s incentive compensation plans.

2009 Executive Compensation Studies. In October 2009, the Compensation Committee retained Pearl Meyer & Partners, LLC (PM&P) to replace Hewitt as the Compensation Committee’s independent compensation consultant. The Compensation Committee asked PM&P to conduct a compensation risk assessment and a benchmarking study comparing total compensation (base salary, target-level annual incentives, and target-level long-term incentives) for the Named Executive Officers in energy services industry companies. The Compensation Committee also directed PM&P to provide compensation data from the proxy statements of the 27-company peer group shown on page 20.

Based on the 2009 executive compensation studies, PM&P concluded and the Compensation Committee agreed that executive officers’ compensation included appropriate elements, the AIP and LTIP target award opportunities for each executive officer were fair compared to market competitive levels, and the compensation program is appropriately structured for the Company and does not encourage executives to take excessive risk.

2010 Executive Compensation Changes. On February 8, 2010, the Board selected Mr. Hodnik to succeed Mr. Shippar as CEO effective May 1, 2010. To reflect Mr. Hodnik’s additional responsibilities, effective May 1, 2010, the Board increased Mr. Hodnik’s base salary to $400,000, adjusted his 2010 AIP target award opportunity at 60 percent of his base salary, and adjusted his 2010 long-term incentive target award opportunity to $380,000. The Committee anticipates adjusting Mr. Hodnik’s compensation level at the appropriate times and over an unspecified time period to bring his compensation level closer to the peer group median as he gains experience. Named Executive Officers, other than Mr. Hodnik and Mr. Shippar, received a 3 percent base salary increase in 2010, which was consistent with the increase for other management level and non-management non-union employees, in light of the economic conditions in our region. Other than the 3 percent increase to base salary, there were no other 2010 changes to base salary, AIP or LTIP target opportunity for any of the other Named Executive Officers.

2010 Executive Compensation Studies. In mid-2010, the Compensation Committee reviewed the 27-company peer group previously used for benchmarking ALLETE’s executive compensation practices and measuring relative TSR under the LTIP. PM&P provided peer group analysis that indicated that ALLETE was generally at or below the 25th percentile of the peer group for most measures. PM&P’s study also found that ALLETE’s peer group for purposes of compensation and performance analysis was larger than that of other comparable companies. As a result, the Compensation Committee developed a peer group of 19 companies from the Edison Electric Institute Stock Index that are closer in size to ALLETE as measured by market capitalization. The Compensation Committee approved establishing the following 19-company peer group for purposes of comparing compensation levels and pay practices:

Compensation Peer Group

Avista Corporation

Black Hills Corporation

CH Energy Group, Inc.

Cleco Corporation

DPL, Inc.

El Paso Electric Company

Great Plains Energy, Inc.

Hawaiian Electric Industries, Inc.

IDACORP, Inc.

MGE Energy, Inc.

NorthWestern Corporation

Otter Tail Corporation

PNM Resources, Inc.

Portland General Electric Company

The Empire District Electric Company

UIL Holdings Corporation

Unisource Energy Group

Vectren Corporation

Westar Energy, Inc.

After the compensation peer group was established, the Compensation Committee directed PM&P to conduct two compensation benchmarking studies for ALLETE: (1) executive officers, and (2) CEO. The ALLETE executive officer benchmarking study compared base salary, target annual incentives and target long-term incentives to the peer group and relevant market survey data, reviewed annual and long-term incentive design elements, perquisites levels and trends and provided an overall assessment of the total value of compensation and benefits. The benchmarking analysis prepared by PM&P served as the basis for recommendations made in January 2011. PM&P’s analysis compared ALLETE’s base salaries and annual and long-term target incentive opportunities for executive officers to an external market made up of published surveys that were size-adjusted based on revenue and proxy data disclosed in proxy statements of the new 19-company peer group for compensation benchmarking purposes. The PM&P report indicated that ALLETE’s base salary and target total cash compensation competitive positioning is slightly below market median with limited variance from executive to executive. PM&P also found that ALLETE’s long-term incentive opportunities are approximately 20 percent below market median. The PM&P report also summarized annual incentive and long-term incentive design elements, and benefit values for perquisites, retirement benefits, outstanding equity, change in control benefits, and beneficial ownership among the peer group companies.

The CEO benchmarking study prepared by PM&P compared Mr. Hodnik’s compensation to market data using the same survey sources and proxy data used in the executive officer analysis and analyzed CEO pay-for-performance. PM&P’s analysis indicated Mr. Hodnik’s compensation was below market and reflected his short tenure as CEO, but the elements of his compensation were comparable to market and well balanced. The report also indicated his pay for performance was reasonably aligned with financial metrics such as growth in pre-tax income and one year total shareholder return.

Based on the 2010 executive compensation studies, the Compensation Committee determined that: (1) executive officers’ compensation included appropriate elements; (2) Mr. Hodnik’s overall compensation would be adjusted with time in his new role; (3) the AIP target award opportunities for each executive officer were fair compared to market competitive levels; and (4) an increase in LTIP target award opportunities for Mr. Schober and Ms. Amberg was warranted. They also concluded the compensation program is appropriately structured for the Company and does not encourage executives to take excessive risk. The Compensation Committee’s analysis of the executive compensation study also identified opportunities to better align our compensation practices with leading compensation trends.

2011 Executive Compensation Changes. After considering the benchmarking studies completed in the fall of 2010, the Compensation Committee made some adjustments to compensation effective January 1, 2011. Based on market comparables, LTIP target opportunities were increased for Mr. Schober (an increase of $25,000 for a total opportunity of $175,000) and Ms. Amberg (an increase of $50,000 for a total opportunity of $150,000) resulting in total compensation near the 50th percentile of market comparables. In addition, Mr. Hodnik recommended and the Compensation Committee approved a $25,000 discretionary stock award to Ms. Amberg in January 2011 in recognition of her contributions and taking on the interim role leading Human Resources in 2010. In accordance with the Compensation Committee’s prior recommendation to adjust Mr. Hodnik’s compensation level at the appropriate times and over an unspecified time period to bring his compensation level closer to the median of the market as he gained experience, the Compensation Committee approved, and the Board of Directors ratified, a salary of $475,000 (an increase of $75,000), an AIP target opportunity of 60 percent of base salary (no change) and LTIP target opportunity of $450,000 (an increase of $70,000), effective January 1, 2011, resulting in compensation around the 25th percentile of market comparables.

The compensation risk assessment and the benchmarking study prepared by PM&P in 2010 and the Dodd-Frank Act provided the framework for the Compensation Committee to review provisions within the incentive compensation plans, the executive benefits plans and compensation practices and to better align them with leading compensation trends. The Compensation Committee approved the following changes effective January 2011:

•                  A Compensation Recovery Policy was adopted effective January 1, 2011, in response to the Dodd-Frank Act, and consistent with ALLETE’s culture, values, and ethics policy. ALLETE’s Compensation Recovery Policy contains three independent triggering events:

•                  Financial restatement, whereby in the event there is an accounting restatement due to material non-compliance with financial reporting rules, any excess of annual incentive award payments in the three-year period prior to the date on which the Company is required to prepare the restatement would be recouped (this provision is to comply with the Dodd-Frank Act),

•                  Error, whereby in the event of a material error in the measurement of performance criteria, the Company may recover any excess annual and long-term incentive award payments during the three years prior to the discovery of the error, and

•                  Misconduct, whereby in the event an AIP or LTIP participant engages in work-related dishonesty or criminal behavior, the AIP and LTIP awards and any bonus(es) that were paid during and subsequent to the period of misconduct would be recouped.

•                  The LTIP was amended effective January 1, 2011, to prohibit share repricing and cash buyouts, and to apply the following vesting terms to future grants of awards that vest over time: (i) double trigger equity vesting in the event employment is terminated upon a change in control if the acquiror assumes outstanding awards, and (ii) single trigger equity vesting upon a change in control if the acquiror does not assume outstanding awards. The LTIP was also amended to incorporate the Company’s Compensation Recovery Policy.

•                  The AIP was amended effective January 1, 2011, to provide that in the event of a Change in Control (as defined by the AIP) any award earned pursuant to the AIP will be prorated based on the number of months in the performance year which had elapsed as of the date of a Change in Control. The AIP was also amended to incorporate the Company’s Compensation Recovery Policy.

•                  The SERP Plans were amended effective January 1, 2011, to provide that the vested retirement benefits and any unpaid make up benefit, if applicable, are forfeited in the event a participant engaged in misconduct (as defined in SERP I and SERP II). The SERP Plans were also amended to incorporate the Company’s Compensation Recovery Policy.

•                  The Severance Plan was amended effective January 19, 2011, for current and future participants to eliminate the excise tax gross-up feature, to eliminate the additional age and service credit for supplemental executive retirement benefits, and to establish a modified severance payment cap whereby the severance payment would be reduced to a level below the Section 280G safe harbor amount if the executive would receive a higher after-tax benefit than if the executive were to pay the applicable excise tax on the full payment amount.

•                  Tax gross-ups on other payments were eliminated for all officers and directors effective January 1, 2011, except tax gross-ups relating to relocation expenses provided under the Company’s broad-based relocation policy.

EXECUTIVE COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management. Based upon such review and the related discussions, the Compensation Committee has recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement and the 2010 Annual Report on Form 10-K (Annual Report) to be delivered to Company shareholders.

March 22, 2011

Executive Compensation Committee

Madeleine W. Ludlow, Chair

Kathleen A. Brekken

Sidney W. Emery, Jr.

James S. Haines, Jr.

Bruce W. Stender, ex-officio

COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

The table below summarizes the compensation paid to, granted to, or earned by each of our Named Executive Officers for each of the last three fiscal years, except for Mr. Hodnik and Mr. Adams, each of whom became a Named Executive Officer for the first time in 2009, and for Mr. McMillan whom became a Named Executive Officer for the first time in 2010. The amounts shown below for Mr. Shippar include amounts paid for his services as a non-employee director after his retirement as an officer on April 30, 2010. The values shown in column (d) for Stock Awards and column (e) for Option Awards represent the grant-date fair market value, which is the amount that will be recognized as an expense over the awards’ vesting period. The Stock Award and Option Award values shown do not represent amounts paid to the Named Executive Officers in the year reported, but represent the theoretical value of the future payout because the actual value that a Named Executive Officer earns will depend on the extent to which his or her LTIP goals are achieved and on the market price of our Common Stock. The actual value each Named Executive Officer realized in 2010 from Stock Awards and Option Awards is shown in the Option Exercises and Stock Vested table on page 33. Likewise, the amounts shown in column (g) were not paid to the Named Executive Officers in the year reported, but represent the change in the value of retirement benefits earned by each Named Executive Officer under our retirement programs described beginning on page 35.

SUMMARY COMPENSATION TABLE 2010

						(g)
(a) Name and Principal Position	(b) Year	(c) Salary(1)	(d) Stock Awards(2)	(e) Option Awards(3)	(f) Non-Equity Incentive Plan Compensation(4)	Change in Pension Value and Nonqualified Deferred Compensation Earnings(5)	(h) All Other Compensation(6)	(i) Total
Alan R. Hodnik	2010	$363,462	$362,240	$0	$222,642	$285,042	$48,393	$1,281,779
President and	2009	$268,998	$331,051	$0	$17,955	$105,382	$79,041	$802,427
Chief Executive Officer

Mark A. Schober	2010	$278,078	$140,058	$0	$128,878	$260,533	$50,909	$858,456
Senior Vice President and	2009	$275,000	$191,539	$0	$16,459	$198,186	$51,939	$733,123
Chief Financial Officer	2008	$272,085	$110,678	$54,734	$144,331	$164,692	$65,005	$811,525

Deborah A. Amberg	2010	$260,077	$118,372	$0	$107,272	$61,549	$40,089	$587,359
Senior Vice President,	2009	$257,000	$127,703	$0	$13,672	$51,696	$42,702	$492,773
General Counsel, and	2008	$254,785	$73,785	$36,488	$117,526	$43,029	$53,534	$579,147
Secretary

David J. McMillan	2010	$242,119	$93,372	$0	$99,233	$80,362	$38,297	$553,383
Senior Vice President —
Marketing, Regulatory
and Public Affairs

Robert J. Adams	2010	$221,692	$70,014	$0	$68,614	$69,932	$31,901	$462,153
Vice President — Business	2009	$219,000	$95,769	$0	$8,738	$48,239	$35,520	$407,266
Development and Chief
Risk Officer

Donald J. Shippar(7)	2010	$268,804	$508,052	$0	$113,333	$1,805	$655,866	$1,547,860
Chair and Retired Chief	2009	$560,000	$578,325	$0	$44,688	$589,544	$149,257	$1,921,814
Executive Officer	2008	$553,827	$398,364	$131,359	$407,550	$689,641	$121,061	$2,301,802

(1)   The amounts shown in column (c) for Mr. Shippar include $64,188 for non-employee director fees received in cash after his retirement as the Company’s CEO.

(2)   The amounts shown in column (d) relate to LTIP performance share opportunities and to restricted stock unit opportunities awarded during the year to each Named Executive Officer. The amounts shown reflect the grant-date fair value determined in accordance with generally accepted accounting principles using the same assumptions used in the valuation of compensation expense disclosed in Note 16 to the Company’s Consolidated Financial Statements contained in the Annual Report, but based on the probable outcome of any performance conditions and excluding the effect of estimated forfeitures. The grant-date fair market value is the total amount that we will recognize as an expense over the awards’ vesting period, except that the amounts shown do not include a reduction for forfeitures. The amounts shown in column (d) for Ms. Amberg also relate to a discretionary stock bonus of 671.321 shares of Common Stock awarded in January 2011 on account of 2010 performance and valued at the January 21, 2011, closing price of $37.24. The amounts shown in column (d) for Mr. Shippar also reflect the grant-date fair value of the non-employee director annual stock retainer fee paid on June 1, 2010, at which time he received 2,516 fully-vested shares of Common Stock valued at $35.72. The amounts shown in column (d) are comprised of the following:

Name	Restricted Stock Units	Performance Shares*	Discretionary Stock Bonus	Non- employee Director Fees
Alan R. Hodnik	$93,296	$268,944	$0	$0
Mark A. Schober	$48,177	$91,881	$0	$0
Deborah A. Amberg	$32,118	$61,254	$25,000	$0
David J. McMillan	$32,118	$61,254	$0	$0
Robert J. Adams	$24,073	$45,941	$0	$0
Donald J. Shippar	$109,456	$308,617	$0	$89,979

*   The maximum grant-date fair value for 2010 for each Named Executive Officer’s unearned performance share awards assuming the highest level of performance is probable:  Mr. Hodnik—$537,888, Mr. Schober—$183,763, Ms. Amberg—$122,508, Mr. McMillan—$122,508, Mr. Adams—$91,881, and Mr. Shippar—$617,233.

(3)   The amounts shown in column (e) reflect the grant-date fair value of the option awards excluding the effect of estimated forfeitures. The assumptions used to calculate these amounts are disclosed in Note 16 to the Company’s Consolidated Financial Statements included in the Annual Report.

(4)   The amounts shown in column (f) are earned 2010 AIP awards actually paid in 2011, including any amount that was deferred at the election of the Named Executive Officer.

(5)   The amounts shown in column (g) for 2010 are comprised of the following:

	Aggregate Change in Actuarial Present Value of Accumulated Defined Benefit Pensions During Year	Above-Market Interest on Deferred Compensation*
Alan R. Hodnik	$285,042	$0
Mark A. Schober	$259,490	$1,043
Deborah A. Amberg	$61,549	$0
David J. McMillan	$80,362	$0
Robert J. Adams	$69,932	$0
Donald J. Shippar	$0	$1,805

*   Above-market interest was calculated using a 5.32 percent rate of return, which exceeds 120 percent of the applicable federal long-term rate of 4.24 percent.

(6)   The amounts shown in column (h) for 2010 are comprised of the following:

	Perquisites and Other Personal Benefits*	Tax Reimbursements**	Contributions to the RSOP and Flexible Benefit Plan	Contributions to the Supplemental Executive Retirement Plan II	Equity Awards***
Alan R. Hodnik	$0	$3,145	$36,910	$8,338	$0
Mark A. Schober	$0	$383	$46,603	$3,923	$0
Deborah A. Amberg	$0	$1,704	$36,260	$2,125	$0
David J. McMillan	$0	$1,570	$35,739	$988	$0
Robert J. Adams	$0	$0	$31,569	$332	$0
Donald J. Shippar	$16,164	$10,122	$35,081	$7,890	$586,609

*         The amount paid to Mr. Shippar in 2010 includes: (1) costs associated with an executive physical—$9,564; (2) club memberships—$3,514; and (3) reimbursement for financial and tax planning services—$1,675. Mr. Shippar’s amount also includes office parking space and club memberships having a primary business purpose (but which may also allow Named Executive Officers personal use of the facilities or services). The value assigned to each perquisite given to a Named Executive Officer is based on the aggregate incremental cost to the Company associated with the fringe benefit, except for club memberships, for which the total cost is reported. The amount shown for Mr. Shippar reflects the full, actual cost of the fringe benefit in all cases, except for spouse’s travel and entertainment expenses. The aggregate cost to the Company for spousal travel, meals, and entertainment was calculated as the full actual cost of each benefit in excess of the amount the Company would have paid had the Named Executive Officer been traveling or eating without his or her spouse.

**  The tax reimbursements relate to imputed income from spousal travel and executive physicals.

***   The amount shown includes the restricted stock units that vested and were paid to Mr. Shippar in the amount of $85,338 following his retirement as CEO. The amount shown also includes outstanding performance shares in an amount of $501,271 which are generally forfeited upon termination of employment unless the termination occurs because of retirement, death, or disability. The amount shown attributable to Mr. Shippar’s retirement was calculated in the manner described in footnote 3 to the Estimated Potential Payments Upon Termination Due to Retirement, Disability, or Death table on page 41. The grant-date fair value of these restricted stock units and performance shares is also included in the amount shown for Mr. Shippar in column (d) above.

(7)     The amounts shown in column (d) for Mr. Shippar were calculated assuming he remained in the employ of the Company throughout the applicable vesting periods. Under the terms of the LTIP, Mr. Shippar’s stock awards will be prorated as a result of his retirement. The prorated amount of performance shares for which he is eligible due to his retirement is shown in the Outstanding Equity Awards at Fiscal Year-End table on page 32. The prorated amounts of restricted stock units and performance shares attributed to his retirement are also shown in column (h) above and in the Estimated Potential Payments Upon Termination Due to Retirement, Disability, or Death table on page 41.

GRANTS OF PLAN-BASED AWARDS 2010

The following Grants of Plan-Based Awards table shows the range of each Named Executive Officer’s annual and long-term incentive award opportunities granted for the fiscal year ended December 31, 2010. The narrative following the table describes the terms of each incentive award opportunity.

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)
			Estimated Future Payouts			Estimated Future Payouts			All Other	Grant-Date
		Date of	Under Non-Equity			Under Equity			Stock Awards:	Fair Value
		Compensation	Incentive Plan Awards(2)			Incentive Plan Awards			Number of	of Stock
Name and	Grant	Committee				Threshold	Target	Maximum	Shares of	and Option
Award Type(1)	Date	Action	Threshold	Target	Maximum	(#)	(#)	(#)	Stock or Units	Awards(3)

Alan R. Hodnik(4)
AIP	1/18/10	1/18/10	$50,625	$135,000	$270,000	—	—	—	—	—
AIP	5/1/10	4/20/10	$31,876	$85,002	$170,004	—	—	—	—	—
RSUs	1/18/10	1/18/10	—	—	—	—	—	—	1,912	$60,802
RSUs	5/1/10	4/20/10	—	—	—	—	—	—	891	$32,495
Performance Shares	1/18/10	1/18/10	—	—	—	2,486	4,971	9,942	—	$171,450
Performance Shares	5/1/10	4/20/10	—	—	—	1,125	2,249	4,498	—	$97,494

Mark A. Schober
AIP	1/18/10	1/18/10	$47,756	$127,350	$254,700	—	—	—	—	—
RSUs	1/18/10	1/18/10	—	—	—	—	—	—	1,515	$48,177
Performance Shares	1/18/10	1/18/10	—	—	—	1,332	2,664	5,328	—	$91,881

Deborah A. Amberg
AIP	1/18/10	1/18/10	$39,750	$106,000	$212,000	—	—	—	—	—
RSUs	1/18/10	1/18/10	—	—	—	—	—	—	1,010	$32,118
Performance Shares	1/18/10	1/18/10	—	—	—	888	1,776	3,552	—	$61,254

David J. McMillan
AIP	1/18/10	1/18/10	$36,771	$98,056	$196,112	—	—	—	—	—
RSUs	1/18/10	1/18/10	—	—	—	—	—	—	1,010	$32,118
Performance Shares	1/18/10	1/18/10	—	—	—	888	1,776	3,552	—	$61,254

Robert J. Adams
AIP	1/18/10	1/18/10	$25,425	$67,800	$135,600	—	—	—	—	—
RSUs	1/18/10	1/18/10	—	—	—	—	—	—	757	$24,073
Performance Shares	1/18/10	1/18/10	—	—	—	666	1,332	2,664	—	$45,941

Donald J. Shippar(5)
AIP	1/18/10	1/18/10	$126,000	$336,000	$672,000	—	—	—	—	—
RSUs	1/18/10	1/18/10	—	—	—	—	—	—	3,442	$109,456
Performance Shares	1/18/10	1/18/10	—	—	—	4,474	8,948	17,896	—	$308,617

(1)     AIP awards are made under the AIP. Performance shares and restricted stock units (RSUs) are awarded under the LTIP.

(2)     Actual awards earned are shown in column (f) of the Summary Compensation Table on page 26.

(3)     The amounts shown in column (k) reflect the grant-date fair value determined in accordance with generally accepted accounting principles using the same assumptions used in the valuation of compensation expense disclosed in Note 16 to the Company’s Consolidated Financial Statements contained in the Annual Report, but based on the probable outcome of any performance conditions and excluding the effect of estimated forfeitures. The amounts shown for performance shares and restricted stock units are the values of the awards for accounting purposes; the value a Named Executive Officer realizes from performance shares will depend on actual Common Stock performance relative to the 27-company peer group discussed above, on page 20, and market price appreciation and dividend yield. The value a Named Executive Officer realizes from restricted stock units will depend on the market value of Common Stock at the time of vesting.

(4)     Effective May 1, 2010, upon becoming the Company’s Chief Executive Officer, Mr. Hodnik received an additional grant to increase his long-term incentive opportunities as shown and his annual target incentive opportunity increased from 45 percent to 60 percent.

(5)     The amounts shown for AIP were calculated as of the grant date assuming Mr. Shippar remained in the employ of the Company throughout the applicable performance year. Under the terms of the AIP, Mr. Shippar’s award was prorated as a result of his retirement. The amounts shown for RSUs and performance shares were calculated assuming Mr. Shippar remained in the employ of the Company throughout the applicable restricted stock unit vesting period and performance share performance period. Under the terms of the LTIP, Mr. Shippar’s restricted stock units and performance shares will be prorated as a result of his retirement.

GRANTS OF PLAN-BASED AWARDS DISCUSSION

The Company’s 2010 incentive awards for all Named Executive Officers consisted of one annual incentive opportunity—the AIP, and two long-term incentive opportunities—performance shares and restricted stock units. Each incentive award is discussed below.

Annual Incentive Plan. For all the Named Executive Officers, the following were the 2010 AIP performance goals, goal weighting, and goal measures.

AIP	Goal	Goal Measures
Performance Goals	Weighting	Threshold	Target	Superior
Net Income (NI)	50%	$70.2 million	$78.0 million	$85.8 million
Cash From Operating Activities (CFOA)	25%	$217.1 million	$241.2 million	$265.3 million
Strategic Goals	25%	Various: See below

For purposes of the AIP, net income goals exclude non-operating income or loss and CFOA goals exclude pension contributions. Strategic goals for 2010 were related to the Company’s ability to launch a new wind business venture, implementation of specific moves to reshape our generation supply and customer mix to reduce base load capacity, carbon emissions and customer concentration, development of a fully integrated talent development strategy to thoughtfully develop future leaders, and demonstration of continuous improvement of our safety, environmental and customer service values. Each AIP goal’s achievement was independently measured. The actual amount of the target award opportunity earned is based on the goal weighting percentage assigned to the AIP performance goals achieved. The amounts shown in column (d) of the Grants of Plan-Based Awards table on page 28 reflect the minimum AIP award that would be payable—ranging from 11.3 percent to 22.5 percent of base salary—if both NI and CFOA results are at threshold and if there is no progress on strategic goals. The amounts shown in column (e) reflect the AIP target-level awards that would be payable—ranging from 30 percent to 60 percent of base salary—if both NI and CFOA results are at target and all strategic goals are determined to have been achieved at the target level. The amount shown in column (f) reflects maximum AIP awards that would be payable—ranging from 60 percent to 120 percent of base salary—if both NI and CFOA results are at superior and all strategic goals are determined to have been achieved at the superior level.

The CEO, with input from senior management, assesses the progress made on achieving the strategic goals and makes a recommendation to the Compensation Committee as to the degree to which such goals have been achieved. The Compensation Committee then approves each AIP goal achievement level. Actual 2010 NI exceeded the threshold by 7.4 percent, or $5.2 million; CFOA exceeded target by 5.8 percent, or $14 million; and overall strategic goals exceeded threshold. The resulting total AIP payout for 2010 was calculated as follows:

Goal	Goal Weighting	% of Goal Achievement	% of Target Opportunity Payout
NI	50%	83.4%	41.7%
CFOA	25%	158.0%	39.5%
Strategic Goals	25%	80.0%	20.0%
Total	100%		101.2%

As a result, the amounts shown in column (f) of the Summary Compensation Table on page 26 include AIP awards earned at 101.2 percent of target in 2010, which ranged from 20 percent to 55 percent of base salary for the Named Executive Officers, and which reflect prorated opportunities for Mr. Hodnik and Mr. Shippar.

Named Executive Officers may elect to receive their AIP award in cash, or to defer some or all of it in accordance with SERP II. Named Executive Officers who retire, die, or become disabled during the year remain eligible to receive a prorated AIP award if the applicable performance goals are achieved. Named Executive Officers who terminate employment for any other reason forfeit the AIP award.

Performance Shares. Three performance share awards, each encompassing a different three-year performance period, are reflected in the Summary Compensation Table on page 26 for the year in which the performance period commenced. The performance share awards for the performance period beginning in 2010 are also reflected in the Grants of Plan-Based Awards table on page 28. In 2010, the Named Executive Officers were granted performance share awards for the three-year performance period beginning on January 1, 2010, and ending on December 31, 2012. The number of shares of Common Stock that each Named Executive Officer will earn pursuant to the 2010 performance share awards will be based on the Company’s TSR ranking relative to a 27-company peer group. A more detailed discussion of the TSR peer group is provided on page 20.

The amounts shown in column (g) of the Grants of Plan-Based Awards table on page 28 reflect the minimum 2010 performance share award payable, set at 50 percent of the target amounts shown in column (h), which will be earned if ALLETE’s TSR for the three-year performance period ranks nineteenth among the peer group. The amounts shown in column (h) reflect the target performance share award payable if ALLETE’s TSR for the three-year performance period ranks fourteenth among the peer group. The amounts shown in column (i) reflect the maximum performance share award payable, set at 200 percent of the target amount, which will be earned if ALLETE’s TSR for the three-year performance period ranks fourth or higher among the peer group. A performance share award is earned at each ranking from nineteenth to first. Performance share awards earned at TSR rankings that fall between nineteenth, fourteenth and fourth are interpolated on a straight-line basis.

Dividend equivalents accrue during the performance period and are paid in shares, but only to the extent performance goals are achieved. If earned, 100 percent of the performance shares will be paid in Common Stock after the end of the performance period. A Named Executive Officer who retires, dies, or becomes disabled during the performance period remains eligible to receive a payment of performance shares if the applicable performance goals are achieved. The actual number of performance shares will be prorated to reflect the portion of the performance period actually worked. Upon a change in control, performance share awards would immediately pay out on a prorated basis, including dividend equivalents, at the greater of the target level or the level earned based on then-current actual TSR ranking as compared to the peer group companies. The grant-date fair value based on the probable outcome for performance shares awarded to each Named Executive Officer is included in the amounts shown in column (d) of the Summary Compensation Table on page 26.

Performance shares awarded for both the 2010—2012 and the 2009—2011 performance periods remain unearned unless and until the performance goals are achieved at the end of the respective performance periods. The number of performance shares awarded to each Named Executive Officer for each of those periods is shown in column (h) of the Outstanding Equity Awards at Fiscal Year-End table on page 32. An estimated market value of the unearned and unvested performance shares, assuming superior performance in the case of the 2010—2012 performance period and target performance in the case of the 2009—2011 performance period is shown in column (i) of that table. The actual value, if any, to the Named Executive Officers will be determined at the end of 2011 and 2012, respectively, based on the Company’s actual TSR ranking for the three-year performance period relative to the peer group.

During the three-year performance period 2008—2010, the Company’s shareholders realized a TSR of 8.3 percent on their investment in Common Stock, ranking the Company ninth among the peer group of 16 comparable companies for that performance period. As a result, the Named Executive Officers earned a target performance share payout for the 2008—2010 performance period.

Restricted Stock Units. The number of restricted stock units awarded to the Named Executive Officers in 2010 is shown in column (j) of the Grants of Plan-Based Awards table on page 28. Each restricted stock unit entitles the Named Executive Officer to receive one share of Common Stock when the unit vests after the period of time specified in the award. The restricted stock units granted in 2010 vest on December 31, 2012. The Named Executive Officers must remain employed by the Company at the time restricted stock units vest to receive the Common Stock. Dividend equivalents accrue during the vesting period and are paid in shares, but only to the extent that the restricted stock units actually vest. Upon the Named Executive Officer’s retirement, disability, or death, or upon a change in control of the Company, a prorated number of the restricted stock units would vest immediately. The full grant-date fair value for restricted stock units awarded to each Named Executive Officer is included in the amount shown in column (d) of the Summary Compensation Table on page 26. The number of unvested restricted stock units outstanding at the end of 2010, including dividend equivalents, is shown in column (f) of the Outstanding Equity Awards at Fiscal Year-End table on page 32, while the value of the award as of December 31, 2010, is shown in column (g).

Subject to the relevant plan documents, the Compensation Committee has full discretion to determine the terms and conditions of awards under the AIP and LTIP programs. This discretion includes the ability to reduce or eliminate awards (and as to the AIP, to increase awards) regardless of whether applicable performance goals have been achieved. Outstanding LTIP awards, however, may not be adversely affected without the consent of the Named Executive Officer. The Compensation Committee did not exercise discretion to increase, reduce or eliminate awards during 2010.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END 2010

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)
	Option Awards				Stock Awards
	Number of Securities Underlying Unexercised Options		Option Exercise	Option Expiration	Number of Shares or Units of Stock That Have Not	Market Value of Shares or Units of Stock That Have Not	Equity Incentive Plan Awards: Number of Unearned Shares, Units, or Other Rights That Have Not	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units, or Other Rights That Have Not
Name	Exercisable	Unexercisable(1)	Price	Date(1)	Vested(2)	Vested(3)	Vested(4)	Vested(5)
Alan R. Hodnik					8,577	$319,610	25,093	$934,969
	1,366	0	$37.76	2/02/2014
	1,655	0	$41.35	2/01/2015
	2,165	0	$44.15	2/01/2016
	2,812	0	$48.65	2/01/2017
	4,428	2,215	$39.10	2/01/2018

Mark A. Schober					6,705	$249,828	10,821	$403,196
	4,413	0	$29.79	1/02/2012
	2,207	0	$23.79	2/03/2013
	3,579	0	$37.76	2/02/2014
	4,167	0	$41.35	2/01/2015
	5,234	0	$44.15	2/01/2016
	6,510	0	$48.65	2/01/2017
	9,191	4,596	$39.10	2/01/2018

Deborah A. Amberg					4,471	$166,589	7,214	$268,798
	1,209	0	$29.79	1/02/2012
	1,209	0	$23.79	2/03/2013
	1,070	0	$37.76	2/02/2014
	3,549	0	$41.35	2/01/2015
	6,004	0	$44.15	2/01/2016
	5,531	0	$48.65	2/01/2017
	6,127	3,064	$39.10	2/01/2018

David J. McMillan					4,119	$153,474	7,214	$268,798
	3,861	0	$29.79	1/02/2012
	1,931	0	$23.79	2/03/2013
	3,409	0	$37.76	2/02/2014
	4,109	0	$41.35	2/01/2015
	4,365	0	$44.15	2/01/2016
	4,019	0	$48.65	2/01/2017
	4,922	2,461	$39.10	2/01/2018

Robert J. Adams					3,143	$117,108	5,411	$201,598
	2,889	0	$37.76	2/02/2014
	3,492	0	$41.35	2/01/2015
	3,411	0	$44.15	2/01/2016
	3,172	0	$48.65	2/01/2017
	3,878	1,940	$39.10	2/01/2018

Donald J. Shippar					7,509	$279,785	9,128	$340,093
	13,905	0	$37.76	4/30/2013
	19,618	0	$41.35	4/30/2013
	20,256	0	$44.15	4/30/2013
	19,125	0	$48.65	4/30/2013
	33,088	0	$39.10	4/30/2013

(1)     Each option award has a ten-year term. Therefore, the grant date for each award is the date ten years prior to the date shown in column (e) except as to Mr. Shippar’s awards. Options vest in three equal installments on each of the first, second, and third anniversaries of the grant date. Mr. Shippar retired on April 30, 2010. His options then unexercisable became fully vested as of his retirement date. He has until the earlier of the original expiration date or three years from his retirement date to exercise all of his outstanding options.

(2)     The amounts shown in column (f) are comprised of the following: (1) the performance shares earned for the 2008—2010 performance period, which amount for Mr. Shippar was prorated to reflect the 28/36th months of the performance period during which he was employed by the Company, and which all Named Executive Officers received in Common Stock on February 3, 2011; and (2) restricted stock units granted on February 2, 2009, and January 18, 2010, to each Named Executive Officer and additional grants to Mr. Hodnik on May 12, 2009, and May 1, 2010, plus dividend equivalents. Restricted stock units vest three years after the grant date provided the Named Executive Officer continues to be employed by the Company. The restricted stock units granted to Mr. Shippar on February 2, 2009, and January 18, 2010, are shown in column (d) of the Option Exercises and Stock Vested table below because the restricted stock units vested on a prorated basis due to his retirement on April 30, 2010.

(3)     The amounts shown in column (g) were calculated by multiplying the number of shares and units in column (f) by $37.26, the closing price of Common Stock on December 31, 2010.

(4)     The amounts shown in column (h) represent the Common Stock that would be payable for outstanding performance share awards if target performance were achieved (a TSR ranking of fourteenth among the 27-company peer group) for the performance period 2009—2011 and if superior performance was achieved (a TSR ranking of fourth among the 27-company peer group) for the performance period 2010—2012. If the performance period would have ended on December 31, 2010, performance shares would be earned at 70 percent of target for the 2009—2011 performance period and 140 percent of target for the 2010—2012 performance period. The amounts shown for Mr. Shippar reflect the prorated amounts for which he is eligible due to his April 30, 2010, retirement.

(5)     The amounts shown in column (i) were calculated by multiplying the number of shares and units in column (h) by $37.26, the closing price of Common Stock on December 31, 2010.

OPTION EXERCISES AND STOCK VESTED 2010

	(b)	(c)	(d)	(e)
	Option Awards		Stock Awards
(a)	Number of Shares Acquired on Exercise	Value Realized on Exercise	Number of Shares Acquired on Vesting(1)	Value Realized on Vesting
Alan R. Hodnik	—	—	—	—
Mark A. Schober	—	—	—	—
Deborah A. Amberg	1,360	$13,397	—	—
David J. McMillan	—	—	—	—
Robert J. Adams	—	—	—	—
Donald J. Shippar	7,217	$55,663	2,373	$85,338

(1)     The amount shown in column (e) for Mr. Shippar reflects 1,976 Restricted Stock Units granted in February 2009 and 397 Restricted Stock Units granted in January 2010 that vested due to his retirement on April 30, 2010.

PENSION BENEFITS 2010

(a) Name	(b) Plan Name	(c) Number of Years Credited Service (#)(1)	(d) Present Value of Accumulated Benefit(2)	(e) Payments During Last Fiscal Year
Alan R. Hodnik	Minnesota Power and Affiliated Companies Retirement Plan A	11.75	$194,321	$0

	Minnesota Power and Affiliated Companies Retirement Plan B	12.75	$470,297	$0

	ALLETE and Affiliated Companies Supplemental Executive Retirement Plan II	28.75	$341,388	$0

Mark A. Schober	Minnesota Power and Affiliated Companies Retirement Plan A	28.67	$870,936	$0

	ALLETE and Affiliated Companies Supplemental Executive Retirement Plan II	32.92	$643,732	$0

Deborah A. Amberg	Minnesota Power and Affiliated Companies Retirement Plan A	16.17	$198,146	$0

	ALLETE and Affiliated Companies Supplemental Executive Retirement Plan II	20.33	$121,427	$0

David J. McMillan	Minnesota Power and Affiliated Companies Retirement Plan A	17.42	$265,475	$0

	ALLETE and Affiliated Companies Supplemental Executive Retirement Plan II	21.67	$175,519	$0

Robert J. Adams	Minnesota Power and Affiliated Companies Retirement Plan A	19.67	$263,734	$0

	ALLETE and Affiliated Companies Supplemental Executive Retirement Plan II	23.92	$121,072	$0

Donald J. Shippar	Minnesota Power and Affiliated Companies Retirement Plan A	28.67	$1,070,838	$45,956

	Minnesota Power and Affiliated Companies Retirement Plan B	1.08	$147,566	$6,333

	ALLETE and Affiliated Companies Supplemental Executive Retirement Plan	28.00	$572,090	$34,289

	ALLETE and Affiliated Companies Supplemental Executive Retirement Plan II	33.33	$2,621,104	$484,700

(1)     The amounts in column (c) for SERP II reflect actual years of service with the Company. Credited service under Retirement Plan A (as defined below) stopped on September 30, 2006, and under SERP I stopped on December 31, 2004. Mr. Shippar and Mr. Hodnik’s credited service under Retirement Plan B (as defined below) reflects the actual time that they were active participants in Retirement Plan B.

(2)     For the Named Executive Officers, except Mr. Shippar, the amounts shown in column (d) represent the discounted net present values of the annual annuity payments to which the Named Executive Officers would be entitled at retirement assuming they retire at age 62, the earliest age at which Named Executive Officers may receive unreduced pension benefits. Mr. Shippar retired on April 30, 2010. The amounts shown for him represent the discounted net present value of the annuity payments he began receiving upon retirement. In addition to retirement age, the following assumptions were used to calculate the present value of accumulated benefits: discount rate of 5.36 percent; cost of living adjustment of 2.5 percent; and female spouses are assumed to be three years younger than male spouses, except for Mr. Shippar for whom the calculation took into account his and his spouse’s actual ages. The amounts reflect the accumulated pension benefits over the years of credited service shown for each plan.

PENSION BENEFITS DISCUSSION

Minnesota Power and Affiliated Companies Retirement Plan A (Retirement Plan A) is a tax-qualified defined benefit pension plan that covers the majority of our nonunion employees, including the Named Executive Officers. Pension benefits are based on the employee’s years of service and the employee’s final average earnings. Final average earnings covered by Retirement Plan A include the highest consecutive 48 months of salary and Results Sharing awards in the last 15 years of service. Results Sharing was a broad-based profit-sharing program that was available to virtually all of our employees prior to January 2009. As the result of a Company-wide nonunion benefit change, Named Executive Officers have not accrued additional credited service under Retirement Plan A since September 30, 2006. The pension benefit is calculated as a life annuity using the following formula:

[	0.8%	×	years of credited service from July 1, 1980 through September 30, 2006	]	×	final average earnings

plus (for Named Executive Officers hired before July 1, 1980)

[	10%	+	(1% × years of credited service prior to July 1, 1980)	]	×	final average earnings

Mr. Shippar and Mr. Hodnik are also entitled to a pension benefit under the Minnesota Power and Affiliated Companies Retirement Plan B (Retirement Plan B) based on positions each held previously. Retirement Plan B is a tax-qualified defined benefit pension plan that covers the majority of our union employees. The Retirement Plan B pension benefit is calculated as a life annuity using the following formula:

[	10%	+	(1% × years of credited service)	]	×	final average earnings

The 10 percent portion of the formulas is prorated, based on years of service, between Retirement Plan A and Retirement Plan B for Mr. Shippar. Final average earnings covered by Retirement Plan B include the highest consecutive 48 months of salary and Results Sharing awards in the last 10 years of service. The remaining terms of Retirement Plan B are substantially the same as Retirement Plan A (Retirement Plan A and Retirement Plan B are collectively referred to as the Retirement Plans).

Normal retirement age under the Retirement Plans is age 65 with at least five years of continuous service with the Company. Named Executive Officers become eligible for an unreduced early retirement benefit at age 62 if they have at least 10 years of continuous service, or at age 58 if they have at least 40 years of continuous service. Named Executive Officers are first eligible for a reduced early-retirement benefit at age 50 with at least 10 years of continuous service. Early retirement benefits are calculated by reducing the retirement benefit by 4 percent for each year and partial year between age 62 and the early retirement benefit commencement age. Mr. Hodnik and Mr. Schober are currently eligible to receive early retirement benefits. Ms. Amberg, Mr. McMillan and Mr. Adams have a vested Retirement Plan A benefit, but are not currently eligible to receive early retirement benefits. Mr. Shippar retired on April 30, 2010, elected the normal form of benefit, and began receiving his Retirement Plan benefit on May 31, 2010.

Each Named Executive Officer is married. The normal form of Retirement Plan A benefit payment for married participants is a life annuity with a 60 percent surviving spouse benefit. The normal form of Retirement Plan B benefit payment for married participants is a life annuity with a 50 percent surviving spouse benefit. At normal retirement age, each optional form of benefit payment is the actuarial equivalent of the normal form of benefit payment for both Retirement Plans. The Retirement Plans do not provide for lump sum distributions unless the lump sum equivalent value is $10,000 or less. Once pension benefit payments have commenced, the benefit adjusts in future years to reflect changes in cost of living, with a maximum adjustment of 3 percent per year.

Both the annual earnings that may be considered in calculating benefits under the Retirement Plans and the annual benefit amount that the Retirement Plans may deliver to a Named Executive Officer are limited by the Tax Code. The SERP Plans are designed to provide supplemental pension benefits, paid out of general Company assets, to eligible executives including the Named Executive Officers, in amounts sufficient to maintain total pension benefits upon retirement at the level which would have been provided by our Retirement Plans if benefits were not restricted by the Tax Code. The SERP formula is calculated as follows:

[	0.8%	×	years of credited service from July 1, 1980 through retirement or termination date	]	×	SERP final average earnings

plus (for Named Executive Officers hired before July 1, 1980)

[	10%	+	(1% × years of credited service prior to July 1, 1980)	]	×	SERP final average earnings

The compensation generally used to calculate SERP benefits is the sum of a participant’s (i) annual salary and Results Sharing awards in excess of the Tax Code limits imposed on Retirement Plan A and (ii) AIP awards. The earnings used for purposes of calculating SERP benefits are equal to the highest consecutive 48 months of such SERP compensation. The highest-consecutive 48-month compensation for (i) and (ii) above can result in different periods; however, both must fall within the last 15 years of service. The present value on December 31, 2010, of each Named Executive Officer’s SERP pension benefit is shown in the Pension Benefits table on page 34. The 2010 increase in the SERP II pension benefit value for each Named Executive Officer is included in column (g) of the Summary Compensation Table on page 26.

Each Named Executive Officer has elected a date when SERP benefit payments will commence and has elected the form of benefit payment. The normal form of payment for SERP I benefits is a 15-year annuity. The optional form of payment for the SERP I benefits is a life annuity, which is the actuarial equivalent of the normal form of payment. The normal form of payment for SERP II is a 15-year annuity. The optional forms of payment for SERP II benefits are a life annuity or a lump sum, each of which is actuarially equivalent to the normal form of payment.

SERP I benefits vest and become payable only if the Named Executive Officer retires after reaching age 50 with 10 years of service. SERP I payments commence upon retirement.

SERP II benefits vest and become payable only if the Named Executive Officer (i) retires after reaching age 50 with 10 years service, (ii) becomes disabled after reaching age 50 with 10 years of service, or (iii) reaches age 50 after becoming disabled with 10 years of service. Vested SERP II benefit payments commence upon the earlier of retirement or disability, or if a disability occurs prior to vesting, the earlier of attaining age 65 or the date of death. The SERP II benefits accrued after December 31, 2004, are accelerated upon a termination in connection with a change in control under the Severance Plan.

In all other respects, the eligibility requirements for SERP retirement benefits and the calculation of SERP early retirement benefits mirror Retirement Plan A’s eligibility requirements and early retirement benefits discussed above.

NONQUALIFIED DEFERRED COMPENSATION 2010

					(f)	(g)
(a) Name	(b) Plan Name	(c) Executive Contributions in 2010(1)	(d) Company Contributions in 2010(2)	(e) Aggregate Earnings in 2010(3)	Aggregate Withdrawals or Distributions in 2010	Aggregate Balance as of December 31, 2010(4)
Alan R. Hodnik	ALLETE and Affiliated Companies Supplemental Executive Retirement Plan	$0	$0	$16,694	$0	$189,758

	ALLETE and Affiliated Companies Supplemental Executive Retirement Plan II	$0	$8,338	$6,435	$0	$86,644

Mark A. Schober	ALLETE and Affiliated Companies Supplemental Executive Retirement Plan	$0	$0	$73,819	$0	$794,610

	ALLETE and Affiliated Companies Supplemental Executive Retirement Plan II	$184,493	$3,923	$23,957	$0	$1,036,712

	Minnesota Power and Affiliated Companies Executive Investment Plan II	$0	$0	$5,082	$0	$100,336

Deborah A. Amberg	ALLETE and Affiliated Companies Supplemental Executive Retirement Plan	$0	$0	$11,275	$0	$235,545

	ALLETE and Affiliated Companies Supplemental Executive Retirement Plan II	$53,636	$2,125	$18,014	$0	$312,794

David J. McMillan	ALLETE and Affiliated Companies Supplemental Executive Retirement Plan	$0	$0	$5,498	$0	$230,885

	ALLETE and Affiliated Companies Supplemental Executive Retirement Plan II	$63,905	$246	$6,957	$131,256	$295,416

Robert J. Adams	ALLETE and Affiliated Companies Supplemental Executive Retirement Plan	$0	$0	$9,443	$0	$69,951

	ALLETE and Affiliated Companies Supplemental Executive Retirement Plan II	$0	$0	$4,853	$0	$33,163

Donald J. Shippar	ALLETE and Affiliated Companies Supplemental Executive Retirement Plan	$0	$0	$7,926	$422,204	$0

	ALLETE and Affiliated Companies Supplemental Executive Retirement Plan II	$0	$7,890	$15,097	$814,263	$0

	Minnesota Power and Affiliated Companies Executive Investment Plan II	$0	$0	$3,646	$214,003	$0

(1)     The amounts shown in column (c) include the following amounts: (i) salary earned and deferred in 2010 that was also reported in column (c) of the Summary Compensation Table on page 26: Mr. Schober—$55,615 and Mr. McMillan—$24,212; and (ii) compensation that was earned and deferred in 2010 that was also reported in column (f) of the 2010 Summary Compensation Table: Mr. Schober—$128,878, Ms. Amberg—$53,636 and Mr. McMillan— $39,693.

(2)     The amounts shown in column (d) reflect compensation that was earned and deferred in 2010 that was also reported in column (h) of the Summary Compensation Table.

(3)     The amounts shown in column (e) represent unrealized and realized earnings, including above-market interest earned in 2010 on nonqualified deferred balances, which was also reported in column (g) of the Summary Compensation Table as follows: Mr. Shippar—$1,805 and Mr. Schober—$1,043. Above-market interest was calculated using a 5.32 percent rate of return, which exceeds 120 percent of the applicable federal long-term rate of 4.24 percent.

(4)     The amounts shown in column (g) for the aggregate balance for the SERP II includes compensation that was previously earned and reported in 2008 and 2009 on the Summary Compensation Table as follows: Mr. Hodnik—$5,153, Mr. Schober—$318,522, Ms. Amberg—$128,743, Mr. McMillan—$151,984, Mr. Adams—$21,603, and Mr. Shippar—$415,506. These amounts have since been adjusted for investment performance (i.e., earnings and losses) and deferrals credited during 2010. The aggregate balances shown for the SERP I and the Minnesota Power and Affiliated Companies Executive Investment Plan II include compensation that was previously earned and reported in the Summary Compensation Table prior to 2008 and have since been adjusted for investment performance (i.e., earnings and losses).

The SERP also provides a supplemental defined contribution benefit and a deferral account benefit. The SERP supplemental defined contribution benefit is designed to provide Named Executive Officers a benefit that is substantially equal to the benefit they would have been entitled to receive if the Tax Code did not impose limitations on the types and amounts of compensation that can be included in the benefit calculations under the Flexible Compensation Plan and RSOP. Annually, each Named Executive Officer may elect to defer to a SERP II deferral account, on a before-tax basis, some or all of his or her salary and AIP award. Named Executive Officers whose base salary is below the tax-qualified benefit plan’s annual compensation limits may also elect to defer some or all of the SERP II defined contribution benefit. Named Executive Officers can select among different crediting rates to apply to deferral balances under the SERP Plans, which primarily match the investment options available to all employees under the RSOP. These investment options include mutual funds and similar investments. The Named Executive Officers may change their investment elections at any time. The amount of the 2010 SERP II defined contribution benefit received by each Named Executive Officer is included in column (h) of the Summary Compensation Table on page 26. The aggregate amount each Named Executive Officer elected to defer and the amount that the Company contributed to the SERP II in 2010 is shown in the Nonqualified Deferred Compensation table on page 37.

Each Named Executive Officer has elected a date when benefit payments from his or her SERP I and SERP II deferral accounts will commence and has elected the form of benefit payment. Generally, SERP I and SERP II deferral account benefit payments will not begin earlier than the elected commencement date. However, for contributions made prior to January 1, 2005, the full SERP I deferral account balance will be paid prior to the scheduled commencement date to any Named Executive Officer who is not eligible to retire at the time he or she terminates employment with the Company. In addition, a Named Executive Officer may request an early distribution of some or all of his or her SERP I deferral account balance upon a demonstrated severe financial need, or at any time prior to the first scheduled payment date, may elect an early withdrawal of contributions made to his or her account prior to January 1, 2005, subject to a 10 percent early withdrawal penalty.

A Named Executive Officer is not allowed to elect to receive an early withdrawal of amounts contributed after January 1, 2005, to his or her SERP II deferral account, except that he or she may request early withdrawal in the event of an unforeseen emergency, which request is subject to the approval of the Compensation Committee. Contributions made to a SERP II deferral account after December 31, 2004, will be paid in full upon a termination of employment in connection with a change in control.

A Named Executive Officer may elect to receive his or her SERP deferral account balance in the form of either a lump sum payment or monthly installments over a 5-, 10-, or 15-year period, or a combination of both. A Named Executive Officer who retires will receive a fixed 7.5 percent annual interest crediting rate on his or her deferral account balance until paid in full.

Prior to 1996, the Company also provided executives an opportunity to elect to defer salary and AIP awards under the Minnesota Power and Affiliated Companies Executive Investment Plan II (EIP II), a nonqualified deferred compensation plan. Deferrals pursuant to such opportunity ended in 2002 and EIP II has been closed to new contributions since then. The Company resets the crediting rate under the EIP II annually at 120 percent of the rolling average of the 10-year Treasury Note. The EIP II benefits become payable upon retirement in the form of monthly annuity payments over a 5-, 10-, or 15-year period as elected by the executive. Generally, EIP II benefit payments will not begin earlier than the elected commencement date. However, the Named Executive Officer may request an early distribution of some or all of his EIP II account balance upon a demonstrated severe financial need, or at any time prior to the first scheduled payment date, he or she may elect an early withdrawal of his account balance subject to a 10 percent early withdrawal penalty.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

The Severance Plan covers each Named Executive Officer as well as other key executives (collectively, Participants). Under the Severance Plan, a change in control of ALLETE generally means any one of the following events:

•                  Acquisition by any person, entity, or group acting together of more than 50 percent of the total fair market value or total voting power of the Company’s Common Stock;

•                  Acquisition in any 12-month period of 40 percent or more of the Company’s assets by any person, entity, or group acting together;

•                  Acquisition in any 12-month period of 30 percent or more of the total voting power of the Company’s Common Stock by any person, entity, or group acting together; or

•                  A majority of members of the Board of Directors is replaced during any 12-month period.

Each Named Executive Officer is entitled to receive specified benefits in the event his or her employment is involuntarily terminated six months before or up to two years after a change in control. An involuntary termination is deemed to occur if (i) the Company terminates the employment of the Named Executive Officer other than for cause, or (ii) the Named Executive Officer resigns from his or her employment with good reason. Cause generally includes reasons such as failure to perform duties, willful misconduct, or felony convictions. Good reason generally means a material reduction in the Named Executive Officer’s responsibilities or authority; a material reduction in his or her supervisor’s responsibilities or authority; a material reduction in base salary, incentive compensation, or other benefits; a material breach by the Company of an agreement under which a Named Executive Officer provides services; or reassignment to another geographic location more than 50 miles from the Named Executive Officer’s current job location.

Under the Severance Plan, Mr. Hodnik, Mr. Schober and Ms. Amberg would be entitled to receive a lump sum severance payment of 2.5 times their annual compensation. Mr. Adams and Mr. McMillan would receive a severance payment of 1.5 times their annual compensation. Mr. Shippar’s participation in the Severance Plan ended upon his retirement; therefore, he would not be entitled to receive any severance payment. Annual compensation includes base salary and an amount representing a target award under the AIP in effect for the year of termination. The Severance Plan also provides a lump sum benefit continuation payment to Mr. Hodnik, Mr. Schober, and Ms. Amberg approximately equal in value to the benefits (as specified below) that they would have received had they remained in the employ of the Company after their termination for an additional 2.5 years, and in the case of Mr. Adams and Mr. McMillan, an additional 1.5 years. The lump sum benefit continuation payment includes the value of the following benefits: (i) premiums for medical, dental, and basic group term life insurance benefits; (ii) Company contributions under the Flexible Benefit Plan; and (iii) the present value of additional SERP II benefits the Participant would have received under the SERP II had employment continued for 2.5 or 1.5 years after the later of the change in control or termination, as applicable. As a condition of receiving payments under the Severance Plan, Participants must sign a waiver of potential claims against the Company, and must agree not to disclose confidential information, engage in any business in competition with the Company for a period of one year, recruit any employee or director of the Company for employment for a period of two years, or publicly criticize the Company.

Upon a change in control, awards under the AIP would be calculated as if the end of the performance year had occurred, based on the Company’s performance through the date of the change in control. AIP awards could range from zero to 200 percent of the target award opportunity depending on actual goal results. The SERP II also provides for a lump sum payment of benefits earned after December 31, 2004, through the termination of employment in connection with a change in control. Under the LTIP, if a change in control were to occur, unvested stock options would immediately vest, restricted stock units would immediately vest on a prorated basis, and performance share awards would immediately pay out on a prorated basis at the greater of target level or the level earned based on then-current actual TSR ranking as compared to the peer group companies.

The total amount of severance payments due under the Severance Plan plus any payments accelerated under the AIP, LTIP, and SERP II due to a change in control will be limited to an amount which would result in no portion of such amount being subject to excise tax under Section 4999 of the Tax Code, unless the payment would have to be reduced to an amount less than 85 percent of the amount the Named Executive Officer would otherwise have received, absent the imposition of the excise tax. If payments to a Named Executive Officer would be reduced to an amount less than 85 percent of the amount the Named Executive Officer would otherwise have received, total payments would not be reduced and the Named Executive Officer would instead receive an additional gross-up payment that would provide the Named Executive Officer with the same net after-tax payment the Named Executive Officer would have received if the excise tax had not applied to any of the payments.

As described previously in 2011 Executive Compensation Changes starting on page 24, the following plan provisions relating to a change in control were amended in January 2011:

•                  The Severance Plan was amended effective January 19, 2011, to eliminate the excise tax gross-up feature, to eliminate benefit continuation payments, and to establish a modified severance payment cap whereby the severance payment would be reduced to a level below the safe harbor amount if the executive would receive a higher after tax benefit than if the executive were to pay the applicable excise tax on the full payment amount.

•                  The AIP was amended effective January 1, 2011, to provide that in the event of a Change in Control (as defined by the AIP), any award earned pursuant to the AIP will be prorated based on the number of months in the performance year which had elapsed as of the date of a Change in Control.

Estimated Potential Payments Upon Termination Associated With a Change in Control

If a change in control had occurred on December 31, 2010, prior to the plan changes listed above, and if, as a result, a Named Executive Officer’s employment was terminated on the same date, the following table illustrates the value that the Named Executive Officer would have received.

Payments	Mr. Hodnik	Mr. Schober	Ms. Amberg	Mr. McMillan	Mr. Adams	Mr. Shippar(11)
Severance Payment(1)	$1,600,000	$1,025,875	$823,682	$514,794	$440,700	$0
Annual Incentive Plan(2)	$0	$0	$0	$0	$0	$0
Unvested Stock Options(3)	$0	$0	$0	$0	$0	$0
Performance Shares(4)	$369,738	$255,179	$170,118	$157,003	$119,812	$0
Unvested Restricted Stock Units(5)	$119,292	$70,063	$46,734	$46,734	$35,012	$0
SERP II Pension(6)	$95,696	$144,918	$0	$51,259	$0	$0
SERP II Defined Contribution(7)	$20,846	$9,809	$5,314	$1,481	$498	$0
Benefits(8)	$40,766	$42,175	$39,847	$23,667	$15,142	$0
Outplacement Services(9)	$25,000	$25,000	$25,000	$25,000	$25,000	$0
Excise Tax & Gross-Up(10)	$945,338	$595,921	$0	$0	$0	$0
Total Payments	$3,216,676	$2,168,940	$1,110,695	$819,938	$636,164	$0

(1)          The values for severance payments were calculated based on December 31, 2010, base salary, target AIP, and the applicable severance benefit multiple of salary.

(2)          Because the performance period ended on December 31, 2010, no acceleration of benefits would have occurred under this scenario.

(3)          The award values for stock options were calculated based on the difference between the option exercise price and the $37.26 closing price of Common Stock on December 31, 2010.

(4)          Outstanding performance shares for the performance periods 2008—2010, 2009—2011, and 2010—2012 would be accelerated under this scenario. The award values shown assume that target TSR performance would be used to calculate the award payout for the 2008—2010 and 2009—2011 performance periods, and 140 percent of target TSR performance for the 2010—2012 performance period. Award values were based on the $37.26 closing price of Common Stock on December 31, 2010.

(5)          The award values for restricted stock units were calculated and prorated based on the $37.26 closing price of Common Stock on December 31, 2010.

(6)          Ms. Amberg and Mr. Adams would not be eligible for retirement benefits even after being credited with an additional
2.5 and 1.5 years of service, respectively.

(7)          The award values shown reflect 2.5 years and 1.5 years, as applicable, of SERP II defined contribution benefits.

(8)          The award values shown reflects the value of (i) medical, dental, and basic group term life insurance benefit premiums, and (ii) Company contributions under the Flexible Benefit Plan that the Named Executive Officers would have received had they remained in the employ of the Company after their termination for an additional 2.5 years or, in the case of Mr. Adams and Mr. McMillan, an additional 1.5 years.

(9)          The Company will pay outplacement service providers directly up to the amount shown for the cost of outplacement services provided to the Named Executive Officers. No amount will be paid unless the Named Executive Officers choose to utilize outplacement services within the time frame specified in the Severance Plan.

(10)    Mr. Hodnik and Mr. Schober would be subject to the excise tax and eligible for a gross-up payment. The gross-up payment would cover (i) the amount of federal excise taxes, and (ii) the additional income taxes resulting from payment of the gross-up.

(11)    Because Mr. Shippar retired, he would not have been eligible to receive any payments upon a change in control on December 31, 2010.

Estimated Potential Payments Upon Termination Due to Retirement, Disability, or Death

The LTIP also provides for immediate accelerated vesting of stock options and, on a prorated basis, of restricted stock units upon the retirement, disability, or death of a Named Executive Officer. Named Executive Officers have three years from retirement, and one year from disability or death, to exercise all outstanding stock options. Named Executive Officers may be entitled to a prorated performance share award upon retirement, disability, or death if TSR performance goals are achieved at the conclusion of the three-year performance period. The following table illustrates the value Named Executive Officers would have received solely in connection with accelerated vesting triggered by a retirement, disability or death, had the event occurred on December 31, 2010, except as to Ms. Amberg, Mr. McMillan, and Mr. Adams, for whom retirement would not have been a potential triggering event.

Payments	Mr. Hodnik	Mr. Schober	Ms. Amberg	Mr. McMillan	Mr. Adams	Mr. Shippar
Annual Incentive Plan(1)	$0	$0	$0	$0	$0	$0
Unvested Stock Options(2)	$0	$0	$0	$0	$0	$0
Performance Shares(3)	$312,903	$223,230	$148,844	$135,728	$103,819	$501,271
Unvested Restricted Stock Units(4)	$119,292	$70,063	$46,734	$46,734	$35,012	$85,338
Total Payments	$432,195	$293,293	$195,578	$182,462	$138,831	$586,609

(1)     Because the performance period ended on December 31, 2010, no acceleration of benefits would have occurred under this scenario.

(2)     The award values for stock options were calculated based on the difference between the option exercise price and the $37.26 closing share price of Common Stock on December 31, 2010. Since the option exercise price is greater than the closing share price on December 31, 2010, the value for unvested stock options is zero.

(3)     Outstanding performance shares for the performance periods 2008—2010, 2009—2011, and 2010—2012 would be earned on a prorated basis under this scenario if TSR performance goals are achieved at the conclusion of the three-year performance period. The award values shown assume performance shares would be earned based on TSR performance of 100 percent of target for the 2008—2010 performance period, 70 percent of target for the 2009—2011 performance period and 140 percent of target for the 2010—2012 performance period through December 31, 2010. Award values were based on the $37.26 closing price of Common Stock on December 31, 2010. Because Mr. Shippar terminated on account of retirement on April 30, 2010, he remains eligible to receive a prorated payment if the LTIP performance targets are achieved. Mr. Shippar’s 2008 grant was prorated at 28/36th, his 2009 grant at 16/36th and his 2010 grant was prorated at 4/36th.

(4)     The award values for restricted stock units were calculated and prorated based on the $37.26 closing share price on December 31, 2010. Mr. Shippar’s Restricted Stock Units vested pro rata upon his April 30, 2010, retirement date. The 2009 grant was prorated at 15/36th and the 2010 grant was prorated at 4/36th. His valuation for income tax purposes was on November 2, 2010, at $35.96 per share.

Estimated Additional Payments Due to Long-Term Disability

Typically ALLETE employees, including the Named Executive Officers, who become disabled may, while on long-term disability, continue to be treated as employees for certain purposes, including remaining eligible to earn retirement plan contributions and credited service for purposes of calculating the SERP II benefit until the earlier of voluntary resignation or reaching normal retirement age. The table below illustrates the estimated additional SERP II benefit that would have been earned by each Named Executive Officer if he or she had gone on long-term disability on December 31, 2010.

	Mr. Hodnik	Mr. Schober	Ms. Amberg	Mr. McMillan	Mr. Adams	Mr. Shippar (2)
Additional SERP II Benefit(1)	$14,815	$0	$189,397	$58,858	$166,675	$0

(1)     The amounts shown represent the difference between the discounted net present values of the annual annuity payments to which the Named Executive Officers would be entitled upon a termination of employment occurring on December 31, 2010, and at normal retirement age. The following assumptions were used to calculate the amounts shown above: Each Named Executive Officer became disabled on December 31, 2010, and remained on disability until reaching normal retirement age; discount rate of 5.36 percent; cost of living adjustment of 2.5 percent; and female spouses are assumed to be three years younger than male spouses.

(2)     Because Mr. Shippar retired on April 30, 2010, he was not eligible to receive any additional SERP II benefit based on becoming disabled on December 31, 2010.

Named Executive Officers do not receive any other enhancements to their retirement benefits upon termination of employment other than in connection with a change in control or becoming disabled as described above. Vested retirement benefits become payable upon termination of employment as discussed in the Pension Benefits Discussion starting on page 35. The SERP and EIP II deferral account benefits become payable upon termination of employment as described following the Nonqualified Deferred Compensation table beginning on page 38.

DIRECTOR COMPENSATION 2010

The Compensation Committee has primary responsibility for the process of developing and evaluating the non-employee director compensation programs. The Board approves the non-employee director compensation programs.

The following table sets forth the non-employee director compensation earned in 2010, except for amounts earned by Mr. Shippar after his retirement on April 30, 2010. Mr. Shippar’s non-employee director compensation is reported in the Summary Compensation Table on page 26 because Mr. Shippar was the Company’s Chief Executive Officer until his retirement, after which he became the non-employee Board Chair.

	(b)	(c)	(d)	(e)
(a) Name	Fees Earned or Paid in Cash(1)	Stock Awards(1), (2)	Option Awards(3)	All Other Compensation(4)	(f) Total
Kathleen A. Brekken	$45,026	$59,974	$0	$269	$105,269
Kathryn W. Dindo	$39,026	$59,974	$0	$229	$99,229
Heidi J. Eddins	$42,000	$60,000	$0	$0	$102,000
Sidney W. Emery, Jr.	$37,526	$59,974	$0	$0	$97,500
James S. Haines, Jr.	$37,500	$60,000	$0	$137	$97,637
James J. Hoolihan	$44,000	$60,000	$0	$0	$104,000
Madeleine W. Ludlow	$43,026	$59,974	$0	$0	$103,000
George L. Mayer	$15,500	$0	$0	$166	$15,666
Douglas C. Neve	$47,526	$59,974	$0	$242	$107,742
Jack I. Rajala	$15,000	$0	$0	$0	$15,000
Leonard C. Rodman	$44,000	$60,000	$0	$0	$104,000
Bruce W. Stender	$55,026	$59,974	$0	$238	$115,238

(1)     Ms. Eddins, Mr. Hoolihan, and Mr. Rodman elected to defer their 2010 Annual Stock Retainer fees and Mr. Haines elected to defer all of his eligible director fees under the ALLETE Non-Employee Director Compensation Deferral Plan II. For the directors who elected to receive their 2010 annual stock retainer in shares, the fractional share amount ($26) was paid in cash.

(2)     The amounts shown in column (c) reflect the grant-date fair value of the Annual Stock Retainer paid on June 1, 2010, at which time each director, except Mr. Mayer and Mr. Rajala, received 1,678 fully-vested shares of Common Stock valued at $35.72 (which was the five day average closing price, including the date that is ten calendar days prior to June 1, 2010). Mr. Mayer and Mr. Rajala retired from the Board on May 11, 2010, and did not receive shares.

(3)     No options were granted in 2010. Mr. Rajala had 2,586 fully-vested stock option awards outstanding as of December 31, 2010.

(4)     The amounts shown in column (e) reflect tax reimbursement related to spousal travel. The aggregate cost to the Company for spousal travel was calculated as the full actual cost of each benefit in excess of the amount the Company would have paid had the director been traveling or eating without his or her spouse and, in each case, was less than $10,000. As of January 1, 2011, tax reimbursements related to spousal travel were eliminated.

Employee directors receive no additional compensation for their services as directors. The Company pays each non-employee director under the terms of the ALLETE Director Stock Plan an annual retainer fee, a portion of which is paid in cash and a portion of which is paid in Common Stock as set forth below:

	2010 Annual Retainer Fees
	Cash	Stock
Board Chair	$85,000	$90,000
Lead Director	$55,000	$60,000
All Other Directors	$30,000	$60,000

Based on the results of a Board of Director compensation benchmarking study prepared by PM&P and no increases to Director compensation since 2007, the Compensation Committee approved, and the Board of Directors ratified, an increase of $5,000 to the annual cash retainer for all Board members except the Board Chair effective January 19, 2011.

In addition, the Company pays each non-employee director, other than the Board Chair and Lead Director, annual cash retainer fees for each committee and chair assignment as set forth below:

	2010 Committee Retainer Fees
	Member Fee	Chair (Includes Member Fee)
Audit Committee	$9,000	$17,500
Compensation Committee	$7,500	$13,000
Corporate Governance Committee	$7,500	$12,000

Retainer fees are prorated based on the actual term of service per year.

The Board Chair and Lead Director receive their respective cash retainer and the director stock retainer fee, but do not receive any other committee or chair retainers. Directors may elect to receive all or part of the cash portions of their retainer fees in Common Stock.

The Company provides a deferral account benefit to the directors under the terms of the ALLETE Director Compensation Deferral Plan (Deferral Plan I) and the ALLETE Non-Employee Director Compensation Deferral Plan II (Deferral Plan II). Deferral Plan I and Deferral Plan II collectively are referred to as the Deferral Plans. On December 31, 2004, the Company froze Deferral Plan I with respect to all deferrals. Effective January 1, 2005, the Company established Deferral Plan II to comply with Section 409A of the Tax Code. Deferral Plan II governs all cash retainers initially deferred after December 31, 2004. On May 1, 2009, the Board amended the Deferral Plan II to permit directors to elect to defer their stock retainers.

Annually, each director may elect to defer to a Deferral Plan II cash account some or all of his or her cash retainer fees. Directors can select among different investment crediting rates to apply to deferral cash account balances under the Deferral Plans. These investment options include mutual funds and similar investments. The directors may change their investment elections at any time. Annually, each director may elect to defer to a Deferral Plan II stock account some or all of his or her stock retainer fees. Deferred stock retainer fees are credited to a director’s stock account which mirrors the performance of our Common Stock and is credited with dividend equivalents equal to cash dividends that are declared and paid on our Common Stock.

Each director elects a date when benefit payments from his or her Deferral Plan I and Deferral Plan II accounts will commence and the form of benefit payment. Generally, Deferral Plan I and Deferral Plan II account benefit payments will not begin earlier than the elected commencement date. Directors may, however, request an early distribution of some or all contributions made prior to January 1, 2005, to his or her Deferral Plan I account subject to a 10 percent early withdrawal penalty.

A director is not allowed to elect to receive an early withdrawal of amounts contributed after January 1, 2005, to his or her Deferral Plan II account, except that he or she may request early withdrawal in the event of an unforeseen emergency, which request is subject to the approval of the Compensation Committee.

A director may elect to receive his or her Deferral Plan cash and stock account balances in the form of either a lump sum payment or annual installments over a 5-, 10-, or 15-year period, or a combination of both. A director who retires from the Board will receive a fixed 7.5 percent annual interest crediting rate on his or her Deferral Plan cash account balance and will receive dividend equivalents on his or her Deferral Plan II stock account balance until paid in full.

EQUITY COMPENSATION PLAN INFORMATION

The following table sets forth the shares of Common Stock available for issuance under the Company’s equity compensation plans as of December 31, 2010.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants, and Rights	Weighted-Average Exercise Price of Outstanding Options, Warrants, and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans(1)
Equity Compensation Plans Approved by Security Holders	560,665	$40.72	918,804
Equity Compensation Plans Not Approved by Security Holders	0	N/A	0
Total	560,665	$40.72	918,804

(1)     Excludes the number of securities shown in the first column as to be issued upon exercise of outstanding options, warrants, and rights. The amount shown is comprised of: (i) 841,218 shares available for issuance under the LTIP in the form of options, rights, restricted stock units, performance shares, and other grants as approved by the Compensation Committee of the Board; (ii) 33,780 shares available for issuance under the Director Stock Plan as payment for a portion of the annual retainer payable to non-employee directors; and (iii) 43,806 shares available for issuance under the ALLETE and Affiliated Companies Employee Stock Purchase Plan.

ITEM NO. 2—APPROVAL OF ADVISORY RESOLUTION
ON EXECUTIVE COMPENSATION

The recently enacted Dodd-Frank Act provides the Company’s shareholders the opportunity to vote to approve, on an advisory or non-binding basis, the compensation of our Named Executive Officers as disclosed in this Proxy Statement in accordance with SEC rules.

As discussed under the heading “Compensation Discussion and Analysis” (CD&A), the Company’s executive compensation program is designed to enhance shareholder value in the Company while attracting and retaining experienced, qualified executive talent. The Executive Compensation Committee believes the Company’s executive compensation programs reflect a strong pay-for-performance philosophy and are well aligned with the shareholders’ long-term interests.

We urge you to read the CD&A, which discusses how our compensation policies and procedures implement our compensation philosophy, as well as the compensation tables and narrative disclosures which describe the compensation of our Named Executive Officers in 2010. The Executive Compensation Committee and the Board believe that the policies and procedures described in the CD&A are effective in implementing our compensation philosophy and, for these reasons, the Board recommends that the Company’s shareholders vote in favor of approving the compensation of the Named Executive Officers.

We are asking that the shareholders approve the following resolution:

RESOLVED, that the shareholders of the Company approve, on an advisory basis, the compensation of the Named Executive Officers, as disclosed in the Company’s 2011 proxy statement pursuant to the compensation disclosure rules of the Securities and Exchange Commission (which disclosure includes the Compensation Discussion and Analysis, the Executive Compensation tables and the related footnotes and narrative that follows the tables).

The Board recommends a vote “FOR” the foregoing resolution, approving the compensation of the Named Executive Officers on an advisory basis as disclosed in this Proxy Statement in accordance with SEC rules.

This advisory vote on the compensation of our Named Executive Officers is not binding on the Company, the Executive Compensation Committee, or our Board. However, the Executive Compensation Committee and Board expect to take into account the outcome of the vote when considering future executive compensation decisions.

ITEM NO. 3—ADVISORY VOTE ON THE FREQUENCY OF FUTURE
ADVISORY VOTES ON EXECUTIVE COMPENSATION

The Dodd-Frank Act also provides the Company’s shareholders with the opportunity to indicate how frequently the Company should seek an advisory vote on the compensation of our Named Executive Officers as disclosed in this Proxy Statement in accordance with SEC rules, such as Item No. 2 beginning on page 44 of this Proxy Statement. By voting on this proposal, shareholders may indicate whether they would prefer that the advisory vote on the compensation of our Named Executive Officers occur once every one, two, or three years.

The Board believes that an annual advisory vote on the compensation of the Company’s Named Executive Officers is the most appropriate for the Company and its shareholders. In making this recommendation, the Board considered that an annual advisory vote on executive compensation will allow the Company’s shareholders to provide their direct input on the Company’s executive compensation philosophy, policies and practices. An annual vote thus allows for shareholder feedback on the most consistent basis and promotes shareholder awareness of the Company’s executive compensation policies and practices.

For the above reasons, the Board recommends a vote for a “1 YEAR” frequency of future advisory votes on executive compensation.

This advisory vote on the frequency of future advisory votes on executive compensation is not binding on the Company, the Executive Compensation Committee, or our Board. However, the Executive Compensation Committee and Board expect to take into account the outcome of the vote when considering the frequency of future executive compensation advisory votes.

AUDIT COMMITTEE REPORT

The Audit Committee of the Board is comprised of five non-employee directors, each of whom has been determined by the Board to be “independent” under ALLETE’s Corporate Governance Guidelines, and within the meaning of the rules of both the NYSE and the SEC. The Board has also determined that each member of the Audit Committee is financially literate and that Mr. Neve and Ms. Dindo are each an “audit committee financial expert” within the meaning of the rules of the SEC. The Audit Committee operates pursuant to a written charter that was reviewed and reaffirmed in January 2011. The current Audit Committee charter is available on the Company’s Web site at www.allete.com. The Audit Committee assists in the Board’s oversight of the integrity of the Company’s financial reports, compliance with legal and regulatory requirements, the qualifications and independence of the independent registered public accounting firm, both the internal and external audit process, and internal controls over financial reporting. The Audit Committee reviews and recommends to the Board that the audited financial statements be included in the Annual Report.

During 2010, the Audit Committee met and held separate discussions with members of management and the Company’s independent registered public accounting firm, PricewaterhouseCoopers, regarding certain audit activities and with the Director of Internal Audit regarding the plans for and results of selected internal audits. The Audit Committee reviewed the quarterly financial statements. It reviewed with management and the independent registered public accounting firm the effectiveness of internal controls over financial reporting, and the Company’s compliance with laws and regulations. It also reviewed the Company’s process for communicating its code of business conduct and ethics. The Audit Committee approved the appointment of PricewaterhouseCoopers as the Company’s independent registered public accounting firm for the year 2011, subject to shareholder ratification. The Audit Committee received and reviewed the written disclosures and letter from PricewaterhouseCoopers required by applicable requirements of the Public Company Accounting Oversight Board (PCAOB) regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence and discussed with the independent registered public accounting firm the firm’s independence. The Audit Committee has received written material addressing PricewaterhouseCoopers’ internal quality control procedures and other matters, as required by the NYSE Listing Standards.

The Audit Committee has: (i) reviewed and discussed the Company’s Consolidated Financial Statements for the year ended December 31, 2010, with the Company’s management and with the Company’s independent registered public accounting firm; (ii) met with management to discuss all financial statements prior to their issuance and to discuss significant accounting issues and management judgments; and (iii) discussed with the Company’s independent registered public accounting firm the matters required to be discussed by the statement on auditing standards No. 61, as amended (as adopted by the PCAOB in rule 3200T) which include, among other items, matters related to the conduct of the audit of the Company’s financial statements. Management represented to the Audit Committee that the Company’s Consolidated Financial Statements were prepared in accordance with accounting principles generally accepted in the United States of America.

Based on the above-mentioned review and discussions, the Audit Committee recommended to the Board that the audited financial statements be included in the Annual Report.

Audit Committee Pre-Approval Policies and Procedures

The Audit Committee has pre-approval policies and procedures related to the provision of audit and non-audit services by the independent registered public accounting firm. Under these procedures, the Audit Committee pre-approves both the type of services to be provided by the independent registered public accounting firm and the estimated fees related to these services. During the pre-approval process, the Audit Committee considers the impact of the types of services and the related fees on the independence of the independent registered public accounting firm. The services and fees must be deemed compatible with the maintenance of the independence of the independent registered public accounting firm, including compliance with the SEC’s rules and regulations.

The Audit Committee will, as necessary, consider and, if appropriate, pre-approve the provision of additional audit and non-audit services by the independent registered public accounting firm that were not encompassed by the Audit Committee’s annual pre-approval and that are not prohibited by law. The Audit Committee has delegated to the Chair of the Audit Committee the authority to pre-approve, on a case-by-case basis, these additional audit and non-audit services, provided that the Chair shall promptly report any decisions to pre-approve such services to the Audit Committee.

Audit and Non-Audit Fees

The following table presents fees for professional audit services rendered by PricewaterhouseCoopers for the audit of the Company’s annual financial statements for the years ended December 31, 2010, and December 31, 2009, and fees billed for other services rendered by PricewaterhouseCoopers during those periods.

All audit and non-audit services and fees for 2010 were pre-approved by the Audit Committee. The Company has considered and determined that the provision of the non-audit services noted below is compatible with maintaining PricewaterhouseCoopers’ independence.

	2010	2009
Audit Fees(1)	$1,120,552	$1,145,733
Audit-Related Fees(2)	53,355	—
Tax Fees(3)	229,569	7,885
All Other Fees(4)	17,000	3,000
Total	$1,420,476	$1,156,618

(1)     Audit fees were comprised of audit work performed on the integrated audit of the Consolidated Financial Statements, as well as work generally only the independent registered public accounting firm can reasonably be expected to provide, such as required regulatory audits, subsidiary audits, accounting consultations and security offerings.

(2)     Audit-related fees were comprised of certain accounting consultation services performed in 2010.

(3)     Tax fees were comprised of tax compliance services, including assistance with the preparation of tax returns and claims for tax refunds, and tax consultation and planning services, including assistance with tax audits and appeals. In 2010, tax compliance services totaled $20,050, and tax consulting services totaled $209,519. In 2009, fees were for tax consultation.

(4)     Other fees were comprised of license and maintenance fees for accounting research software. HR benchmarking services are included in 2010 fees.

March 22, 2011

Audit Committee

Douglas C. Neve, Chair

James J. Hoolihan

Kathryn W. Dindo

Leonard C. Rodman

Bruce W. Stender, ex-officio

ITEM NO. 4—RATIFICATION OF THE APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board recommends shareholder ratification of the appointment of PricewaterhouseCoopers as the Company’s independent registered public accounting firm for the year 2011. PricewaterhouseCoopers has acted in this capacity since October 1963.

A representative of PricewaterhouseCoopers will be present at the Annual Meeting of Shareholders, will have an opportunity to make a statement if he or she so desires, and will be available to respond to appropriate questions.

The Board recommends a vote “FOR” ratifying the appointment of PricewaterhouseCoopers as the Company’s independent registered public accounting firm for 2011.

OTHER BUSINESS

The Board knows of no other business to be presented at the Annual Meeting. However, if any other matters properly come before the Annual Meeting, it is the intention of the persons named in the proxy form to vote pursuant to the proxies in accordance with their judgment in such matters.

All shareholders are respectfully asked to vote their proxies promptly so that the necessary vote may be present at the Annual Meeting.

Shareholder Proposals for the 2012 Annual Meeting

All proposals from shareholders to be considered for inclusion in the Proxy Statement relating to the Annual Meeting scheduled for May 8, 2012, must be received by the Secretary of ALLETE at 30 West Superior Street, Duluth, MN 55802-2093 not later than November 25, 2011. The Company’s Bylaws provide that for business to be properly brought before an annual meeting by a shareholder, the shareholder must have delivered timely notice to the Company’s Secretary. To be timely, advance notice for business to be brought before an annual meeting generally must be received not less than 90 days nor more than 120 days prior to the anniversary of the immediately preceding annual meeting of shareholders. Therefore, for the Annual Meeting scheduled for May 8, 2012, ALLETE must receive a shareholder’s notice between January 9, 2012, and February 8, 2012. A shareholder’s notice must also comply with informational and other requirements set forth in the Company’s Bylaws. The persons to be named as proxies in the proxy cards relating to the 2012 Annual Meeting may have the discretion to vote their proxies in accordance with their judgment on any matter as to which ALLETE did not have notice in accordance with the advance notice process prior to February 8, 2012, without discussion of such matter in the Proxy Statement relating to the 2012 Annual Meeting.

By order of the Board of Directors,

Deborah A. Amberg

Senior Vice President, General Counsel, and Secretary

March 22, 2011

Duluth, Minnesota

ALLETE, INC. ANNUAL MEETING OF SHAREHOLDERS Tuesday, May 10, 2011 10:30 a.m. DULUTH ENTERTAINMENT CONVENTION CENTER Lake Superior Ballroom 350 Harbor Drive Duluth, MN ALLETE, Inc. 30 West Superior Street Duluth, Minnesota 55802-2093 proxy This proxy is solicited by the Board of Directors for use at the Annual Meeting on May 10, 2011. Alan R. Hodnik and Deborah A. Amberg, or either of them, with power of substitution, are hereby appointed Proxies of the undersigned to vote all shares of ALLETE, Inc. stock owned by the undersigned at the Annual Meeting of Shareholders to be held in the Lake Superior Ballroom of the Duluth Entertainment Convention Center, 350 Harbor Drive, Duluth, Minnesota, at 10:30 a.m. CDT on Tuesday, May 10, 2011, or any adjournments or postponements thereof, with respect to the election of Directors, approval of an advisory resolution on executive compensation, to conduct an advisory vote on the frequency of future advisory votes on executive compensation, ratification of the appointment of an independent registered public accounting firm, and any other matters as may properly come before the meeting. This Proxy confers authority to vote each proposal listed on the other side unless otherwise indicated. If any other business is transacted at said meeting, this Proxy shall be voted in accordance with the best judgment of the Proxies. The Board of Directors recommends a vote “FOR” each of the listed proposals and for a ONE YEAR frequency of future advisory votes on executive compensation. This Proxy is solicited on behalf of ALLETE, Inc., and may be revoked prior to its exercise. Please complete, sign, date and return this Proxy Card using the enclosed envelope. Alternatively, authorize the above-named Proxies to vote the shares represented on this Proxy Card by phone or online as described on the other side. Shares cannot be voted unless these instructions are followed, or other specific arrangements are made to have the shares represented at the meeting. By responding promptly, you may help save the costs of additional Proxy solicitations. Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to be held on May 10, 2011; The Proxy Statement and 2010 Annual Report on Form 10-K are available at www.ematerials.com/ale Vote by Internet, Telephone or Mail 24 Hours a Day, 7 Days a Week Your phone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card. INTERNET PHONE MAIL www.ematerials.com/ale 1-800-560-1965 Mark, sign and date your proxy Use the Internet to vote your proxy Use a touch-tone telephone to card and return it in the until 12:00 p.m. (CDT) on vote your proxy until 12:00 p.m. postage-paid envelope provided. May 9, 2011. (CDT) on May 9, 2011. If you vote your proxy by Internet or by Telephone, you do NOT need to mail back your Proxy Card. 110579

The Board of Directors Recommends a Vote FOR Items 1, 2 and 4 and a Vote for ONE YEAR for Item 3. 1. Election of directors: FOR AGAINST ABSTAIN FOR AGAINST ABSTAIN a. Kathleen A. Brekken g. James J. Hoolihan b. Kathryn W. Dindo h. Madeleine W. Ludlow c. Heidi J. Eddins i. Douglas C. Neve d. Sidney W. Emery, Jr. j. Leonard C. Rodman e. James S. Haines, Jr. k. Donald J. Shippar f. Alan R. Hodnik l. Bruce W. Stender 2. Approval of advisory resolution on executive compensation. For Against Abstain 3. Advisory vote on frequency of future advisory votes on executive compensation. 1 Year 2 Years 3 Years Abstain 4. Ratification of the appointment of PricewaterhouseCoopers LLP as ALLETE’s independent registered public accounting firm for 2011. For Against Abstain THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED AS THE BOARD RECOMMENDS. Date Signature(s) in Box Please sign exactly as your name(s) appears on Proxy. If held in joint tenancy, all persons should sign. Trustees, adminis - trators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy. COMPANY # Please fold here – Do not separate TO VOTE BY INTERNET OR TELEPHONE, SEE REVERSE SIDE OF THIS PROXY CARD. TO VOTE BY MAIL AS THE BOARD OF DIRECTORS RECOMMENDS ON ALL ITEMS BELOW, SIMPLY SIGN, DATE, AND RETURN THIS PROXY CARD. Address Change? Mark box, sign, and indicate changes below: Shareowner ServicesSM P.O. Box 64945 St. Paul, MN 55164-0945